Exhibit 96.1

WWC ENGINEERING

Submitted By:
WWC Engineering
1849 Terra Avenue
Sheridan, WY 82801

Prepared for: UEC Uranium Energy Corp

CONTENTS

1.0	EXECUTIVE SUMMARY	1-1
1.1	Property Description	1-1
1.2	Ownership	1-3
1.3	Geology and Mineralization	1-3
1.4	Exploration Status	1-3
1.5	Development and Operations	1-3
1.6	Mineral Resource Estimates	1-3
1.7	Permitting Requirements	1-4
1.8	QP Conclusion and Recommendations	1-4
2.0	INTRODUCTION	2-1
2.1	Registrant/Issuer of Report	2-1
2.2	Terms of Reference	2-1
2.3	Data Sources, Units of Measurement, and Abbreviations	2-1
2.4	Personal Inspection	2-1
2.4.1	QP Qualifications	2-2
2.5	Previous Technical Report Summaries	2-2
3.0	PROPERTY DESCRIPTION	3-1
3.1	Location, Description, Leases, and Mineral Rights	3-1
3.1.1	Irigaray	3-7
3.1.2	Christensen Ranch	3-7
3.1.3	Moore Ranch	3-8
3.1.4	Reno Creek	3-9
3.1.5	Ludeman	3-10
3.1.6	Allemand-Ross	3-11
3.1.7	Barge	3-12
3.1.8	Jab/West Jab	3-12
3.2	Encumbrances	3-13
3.3	Property Risk Factors	3-14
3.4	Royalties (Confidential)	3-15
4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	4-1
4.1	Physical Setting	4-1
4.2	Accessibility and Local Resources	4-2
4.3	Availability of Infrastructure	4-3
5.0	HISTORY	5-1
6.0	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT	6-1
6.1	Regional Geology	6-1
6.1.1	Powder River Basin	6-1
6.1.2	Great Divide Basin Regional Geology	6-6
6.2	Local Geology	6-10
6.2.1	Powder River Basin Local Geology – Wasatch Formation Hosted Mineralization	6-10
6.2.2	Powder River Basin Local Geology – Fort Union Formation Hosted Mineralization	6-11
6.2.3	Geology – Battle Spring Hosted Mineralization (Jab/West Jab)	6-11
6.3	Mineralization and Deposit Type	6-12

i

CONTENTS

7.0	EXPLORATION	7-1
7.1	Drilling Programs	7-1
7.2	Hydrogeologic Information	7-5
7.3	Geotechnical Information	7-7
8.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY	8-1
8.1	Typical and Standard Industry Methods	8-1
8.2	QP’s Opinion on Sample Preparation, Security, and Analytical Procedures	8-3
9.0	DATA VERIFICATION	9-1
9.1	Summary	9-1
9.2	GDB Exploration Potential	9-4
9.3	Limitations	9-5
9.4	QP’s Opinion on Data Adequacy	9-5
10.0	MINERAL PROCESSING AND METALLURGICAL TESTING	10-1
10.1	Summary of Properties	10-1
10.2	QP’s Opinion on Data Adequacy	10-2
11.0	MINERAL RESOURCE ESTIMATES	11-1
11.1	Mineral Resource Assumptions and Parameters Applied to Each Project Area	11-1
11.1.1	Reasonable Prospects of Economic Extraction	11-2
11.1.2	Confidence Classification of Mineral Resource Estimates	11-2
11.2	Site-by-Site Summaries	11-3
11.3	Uncertainties (Factors) That May Affect the Mineral Resource Estimate	11-8
11.4	QP Opinion on the Mineral Resource Estimate	11-9
12.0	MINERAL RESERVE ESTIMATES	12-1
13.0	MINING METHODS	13-1
14.0	PROCESSING AND RECOVERY METHODS	14-1
15.0	INFRASTRUCTURE	15-1
16.0	MARKET STUDIES	16-1
17.0	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	17-1
18.0	CAPITAL AND OPERATING COSTS	18-1
19.0	ECONOMIC ANALYSIS	19-1
20.0	ADJACENT PROPERTIES	20-1
21.0	OTHER RELEVANT DATA AND INFORMATION	21-1
22.0	INTERPRETATION AND CONCLUSIONS	22-1
22.1	Conclusions	22-1
22.2	Risks and Opportunities	22-1
23.0	RECOMMENDATIONS	23-1
24.0	REFERENCES	24-1
25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	25-1
26.0	DATE AND SIGNATURE PAGE	26-1

ii

CONTENTS

Tables

Table 1-1:	Property Characteristics Summary	1-1
Table 3-1:	Property Description Summary	3-5
Table 5-1:	Past Operations Summary	5-2
Table 7-1:	Project Area Exploration Drilling Programs Summary	7-1
Table 7-2:	Extent of Project Area Hydrogeologic Investigations	7-6
Table 9‑1:	Jab/West Jab Exploration Potential	9-4
Table 10-1.	Project Area Mineral Processing and Metallurgical Testing Summary	10-1
Table 11‑1:	Methods, Parameters, and Cutoff Summary by Project Area	11-1
Table 11-2:	UxC Q4 2021 Uranium Price Forecast ($/lb U3O8)	11-2
Table 11-3:	Resource Classification Criteria by Project Area	11-3
Table 11‑4:	Project Area Measured and Indicated Resources Summary	11-5
Table 11‑5:	Project Area Inferred Resources Summary	11-7
Table 20-1:	Significant Uranium Projects in the Powder River and Great Divide Basins	20-1

Figures

Figure 3‑1:	General Location Map	3-2
Figure 3‑2:	PRB Projects Location Map	3-3
Figure 3‑3:	GDB Project Location Map	3-4
Figure 6‑1:	PRB Stratigraphic Column	6-3
Figure 6‑2:	PRB Projects Cross-Section Location Map	6-4
Figure 6‑2a:	PRB Projects Cross-Sections A-A’ and B-B’	6-5
Figure 6‑2b:	PRB Projects Cross-Sections C-C’ and D-D’	6-6
Figure 6‑3:	GDB Stratigraphic Column	6-8
Figure 6‑4:	GDB Projects Cross-Section Location Map	6-9
Figure 6‑4a:	GDB Projects – Jab/West Jab Cross-Section	6-10
Figure 7-1:	Drill Hole Map for the Irigaray, Christensen Ranch, Reno Creek, and Moore Ranch Project Areas	7-2
Figure 7‑2:	Drill Hole Map for the Allemand-Ross, Barge, and Ludeman Project Areas	7-3
Figure 7‑3:	Drill Hole Map for the Jab/West Jab Project Areas	7-4

iii

1.0	EXECUTIVE SUMMARY

This independent Technical Report Summary (TRS) for the Wyoming Assets In-Situ Recovery (ISR) hub-and-spoke project (the Project) has been prepared for Uranium Energy Corporation (UEC), under the supervision of Western Water Consultants, Inc., d/b/a WWC Engineering (WWC), pursuant to Regulation S-K Subpart 1300, “Modernization of Property Disclosures for Mining Registrants” (S‑K 1300). This TRS identifies and summarizes the scientific and technical information and conclusions reached concerning the initial assessment to support disclosure of mineral resources on the Project. The objective of this TRS is to disclose the mineral resources on the Project.

1.1	Property Description

The Project consists of eight project areas: Irigaray, Christensen Ranch, Moore Ranch, Reno Creek, Ludeman, Allemand-Ross, Barge, and the Jab/West Jab. The Project is located in Johnson, Campbell, Converse, Fremont, and Sweetwater Counties, Wyoming, USA. The Irigaray Central Processing Plant (CPP) will serve as the ‘hub’ of the Project with the other project areas serving as satellite facilities, or the ‘spokes.’ The Irigaray, Christensen Ranch, Reno Creek, Moore Ranch, Allemand-Ross, Barge, and Ludeman project areas are located in the Powder River Basin (PRB). The Jab/West Jab project area is located in the Great Divide Basin (GDB).

Mineral rights for the Project are a combination of federally administered minerals (unpatented lode claims), State of Wyoming mineral leases, and private (fee) mineral leases. Federal mining claims were staked and recorded consistent with federal and state law, state mineral leases were obtained by submitting a lease application and appropriate fee to the State Board of Land Commissioners, and fee mineral leases are obtained through negotiation with individual mineral owners. Table 1-1 summarizes the different mineral leases and claims for each project area, and the annual cost to maintain right-to-mine.

Table 1-1:         Property Characteristics Summary

Project Area	State of Wyoming Leases	Fee Mineral Leases	Federal Lode Mining Claims	Total
Irigaray
Acreage	480	0	1,640	2,120
Leases/Claims	2	0	82	84
Total Annual Cost	$1,600	$0	$13,530	$15,130
Christensen Ranch
Acreage	1,280	720	5,140	7,140
Leases/Claims	1	1	257	259
Total Annual Cost	$5,120	Confidential	$42,405	$47,525

1-1

Table 1-1:         Property Characteristics Summary (Continued)

Project Area	State of Wyoming Leases	Fee Mineral Leases	Federal Lode Mining Claims	Total
Moore Ranch
Acreage	1,200	1,740	1,754.1	4,694.1
Leases/Claims	2	5	86	93
Total Annual Cost	$3,600	Confidential	$14,190	$17,790
Reno Creek
Acreage	3,200	4,583	10,980	18,763
Leases/Claims	4	36	549	589
Total Annual Cost	$9,600	Confidential	$90,585	$100,185
Ludeman
Acreage	1,440	1,749.9	17,586.1	20,768
Leases/Claims	4	2	746	752
Total Annual Cost	$4,320	Confidential	$123,090	$127,410
Allemand-Ross
Acreage	318	2,773.9	8,518.2	11,610.1
Leases/Claims	2	7	452	461
Total Annual Cost	$683	Confidential	$74,580	$75,263
Barge
Acreage	640	0	6,374.2	7,014.2
Leases/Claims	1	0	342	343
Total Annual Cost	$1,920	$0	$56,430	$58,350
Jab/West Jab
Acreage	960	0	4,483.4	5,443.4
Leases/Claims	3	0	217	220
Total Annual Cost	$2,880	$0	$35,805	$38,685
Project Totals
Acreage	9,518	11,566.8	56,476	77,560.8
Leases/Claims	19	51	2,731	2,801
Total Annual Cost	$29,723	Confidential	$450,615	$480,338 + Fee Minerals

1-2

1.2	Ownership

This Project is owned and operated by UEC. UEC has executed surface use and access agreements and fee mineral leases with landowners who hold surface and mineral ownership within and outside the various Project boundaries. UEC also holds unpatented Bureau of Land Management (BLM) lode claims and leases on Wyoming state land on the various project areas.

1.3	Geology and Mineralization

The Irigaray, Christensen Ranch, Moore Ranch, Reno Creek, Ludeman, Allemand-Ross, and Barge project areas reside in the PRB. The PRB extends over much of northeastern Wyoming and southeastern Montana and consists of a large north-northwest trending asymmetric syncline. The basin is bounded by the Big Horn Mountains and Casper Arch to the west, the Black Hills to the east, and the Hartville Uplift and Laramie Mountains to the south. The PRB is filled with marine, non-marine, and continental sediments ranging in age from early Paleozoic through Cenozoic.

The Jab/West Jab project area is located within the north-central part of the GDB. The GDB and the Washakie Basin in the southwest together compromise the greater Green River Basin. These basins contain up to 25,000 ft of Cretaceous to recent sedimentary rocks.

Uranium mineralization at the Project is typical of Wyoming roll-front sandstone deposits. The formation of roll-front deposits is largely a groundwater process that occurs when uranium-rich, oxygenated groundwater interacts with a reducing environment in the subsurface and precipitates uranium. The most favorable host rocks for roll-fronts are permeable sandstones with large aquifer systems. Interbedded mudstone, claystone, and siltstone are often present and aid in the formation process by focusing groundwater flux.

1.4	Exploration Status

To date, UEC holds data from 48,923 drill holes and core holes that have been drilled by previous uranium exploration companies on and nearby the eight project areas held by UEC. Data from the drilling, including survey coordinates, collar elevations, depths, and grade of uranium intercepts, have been incorporated into UEC’s database.

1.5	Development and Operations

Summary capital and operating cost estimates are not included with this TRS since UEC is reporting the results of an initial assessment without economic analysis. No construction has taken place on the Project during UEC’s ownership.

1.6	Mineral Resource Estimates

Cautionary Statement:

This Technical Report Summary is preliminary in nature and includes mineral resources. Mineral resources that are not mineral reserves do not have demonstrated economic viability. There is increased risk and uncertainty to commencing and conducting production without established mineral reserves which may result in economic and technical failure and may adversely impact future profitability.

1-3

The in-place resources were estimated separately for each area in the Project. The Project contains a measured resource of 23.90 million lbs and an indicated resource of 38.06 million lbs of U3O8 in-place. The Project contains 7.11 million lbs of inferred mineral resources in-place.

1.7	Permitting Requirements

A majority of the resources in the Irigaray project area are not permitted. Portions of the Irigaray resources on federal lands would require BLM permitting. Permitting would include wildlife considerations, such as greater sage grouse leks and core area, which could limit development of resources. The Christensen Ranch, Moore Ranch, and Ludeman project areas are fully permitted through both the Wyoming Department of Environmental Quality/Land Quality Division (WDEQ/LQD) and BLM as appropriate.

The Pine Tree, Bing, and Moore Resource Areas of Reno Creek are not permitted. The Allemand-Ross and Barge project areas are not permitted. A permit for the Jab portion of the project area was submitted in 2008 but was withdrawn. Therefore, the Jab/West Jab project area also requires permitting.

1.8	QP Conclusion and Recommendations

Key conclusions and recommendations from WWC, a third-party firm, which employs professionals meeting the definition of “qualified person” (QP) set out in S-K 1300, are as follows:

•	The QP considers the scale and quality of the mineral resources at the Project to indicate favorable conditions for future extraction.

•

UEC should develop a Preliminary Feasibility Study for the Project, obtain required regulatory authorizations required to mine at the Pine Tree, Bing, and Moore Resource Areas, and the Allemand-Ross, Barge, and Jab/West Jab project areas and continue to maintain mining claims and mineral leases along with surface use agreements to accommodate future oil and gas drilling and Project development.

•

UEC should advance the baseline studies necessary to obtain regulatory authorizations required to mine at the Allemand-Ross, Barge and Jab/West Jab, and portions of the Reno Creek properties project areas as the resources become necessary to provide material to the Irigaray CPP.

1-4

2.0	INTRODUCTION

2.1	Registrant/Issuer of Report

This TRS was prepared for UEC to report the results of an initial assessment and describe the Project, which includes the Irigaray, Christensen Ranch, Moore Ranch, Reno Creek, Ludeman, Allemand-Ross, Barge, and the Jab/West Jab project areas located in Johnson, Campbell, Converse, Fremont, and Sweetwater Counties, Wyoming, USA. The Irigaray CPP will serve as the ‘hub’ of the Project with the other project areas serving as satellite facilities, or the ‘spokes.’ For the purposes of this TRS, the satellite facilities are considered material to the Irigaray CPP.

UEC is incorporated in the State of Nevada, with principal offices located at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, 78401, and at 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, Canada, V6E 2Y3.

2.2	Terms of Reference

The Project is owned and operated by UEC. This TRS has been prepared for UEC to report mineral resources for the Project. The Project includes multiple project areas located in Johnson, Campbell, Converse, Fremont, and Sweetwater Counties, Wyoming.

2.3	Data Sources, Units of Measurement, and Abbreviations

The information and data presented in this TRS were gathered from various sources listed in Chapters 24.0 and 25.0 of this TRS.

Data sources for the estimation of uranium mineral resources for the Project include 48,923 drill holes and core holes including survey coordinates, collar elevations, depths, and grade of uranium intercepts.

Units of measurement unless otherwise indicated are feet (ft), miles, acres, pounds (lbs), short tons (2,000 lbs), grams (g), milligram (mg), liter (L), and parts per million (ppm). Uranium production is expressed as pounds U3O8, the standard market unit. ISR refers to in-situ recovery, sometimes also termed in-situ leach (ISL). Unless otherwise indicated, all references to dollars ($) refer to United States currency.

2.4	Personal Inspection

WWC professionals most recently visited the Irigaray CPP and Christensen Ranch facilities on February 16, 2022; additionally, a professional employed by WWC worked at the facilities for over 4 years in the late 1990s when Christensen Ranch was operated by COGEMA. WWC professionals most recently visited the Reno Creek and Moore Ranch facilities on December 27, 2021; the Jab/West Jab facilities on January 28, 2022; the Allemand-Ross facility on March 27, 2019; and the Ludeman facility on October 18, 2018. WWC professionals were unable to inspect the Barge project area due to surface access limitations.

2-1

2.4.1	QP Qualifications

Completion of this TRS was under the direction and supervision of WWC. WWC is a third-party QP as defined by Regulation S-K 1300. Additionally, WWC has approved the technical disclosure contained in this TRS.

2.5	Previous Technical Report Summaries

UEC previously filed a TRS for the Reno Creek Project titled “S-K 1300 Initial Assessment Mineral Resource Report Reno Creek Project Campbell County, WY USA” which was current on December 31, 2021.

2-2

3.0	PROPERTY DESCRIPTION

3.1	Location, Description, Leases, and Mineral Rights

The Project includes the Irigaray, Christensen Ranch, Moore Ranch, Reno Creek, Ludeman, Allemand-Ross, Barge, and the Jab/West Jab project areas located in Johnson, Campbell, Converse, Fremont, and Sweetwater Counties, Wyoming, USA. The project areas relative to Wyoming are depicted on Figure 3-1 while Figure 3-2 depicts the PRB facilities and Figure 3-3 depicts the Jab/West Jab locations in the GDB. Each area is described in detail in Chapters 3.1.1 through 3.1.8.

Mineral rights for the Project are a combination of federally administered minerals (unpatented lode claims), State of Wyoming mineral leases, and private (fee) mineral leases. Federal mining claims were staked and recorded consistent with federal and state law, state mineral leases were obtained by submitting a lease application and appropriate fee to the State Board of Land Commissioners, and fee mineral leases were obtained through negotiation with individual mineral owners. Table 3-1 summarizes the different mineral leases or claims for each project area, expiration dates, if applicable, and the annual cost to maintain right-to-mine.

State mineral leases have a 5% gross royalty attached. No royalties are due to the federal government from mining on lode claims. The claims will remain under UEC’s ownership and control, provided that UEC adheres to required BLM annual filing and payment requirements. Legal surveys of unpatented claims are not required and to the QP’s knowledge have not been completed. Fee minerals have varying royalty rates and calculations, depending on the agreements negotiated with individual mineral owners. In addition, surface use and access agreements may include a production royalty, depending on agreements negotiated with individual surface owners at various levels. UEC’s average combined mineral plus surface production royalty applicable to the Project is variable, based upon the selling price of U3O8.

Surface ownership at the Project consists of predominantly agricultural fee lands, lands owned by the State of Wyoming, and federally owned lands administered by the BLM. As part of the Wyoming mine permitting process the company must have obtained surface access to conduct baseline data acquisition and must demonstrate surface owner consent to the mine and reclamation plans. On the project areas that are currently permitted, UEC has surface use agreements in place with the private landowners and, as necessary, the state and federal authorities have approved of their mine and reclamation plans. UEC has or will obtain surface use agreements with landowners and, as necessary, will obtain state and federal approval of the mine and reclamation plans before a mine permit is issued. Obtaining surface access rights is a standard process in mine permitting and the QP does not anticipate that obtaining these rights presents a significant risk to UEC’s ability to perform work on the Project.

The QP has not verified the claims within the various project areas or how the claims are mapped or plotted. The QP has relied on information provided by UEC with regards to royalty rates and has not independently verified royalty agreements, rates, or surface use and access agreements.

3-1

Figure 3‑1:         General Location Map

Wyoming

Sheridan
Crook
Park
Big Horn
Campbell
Teton
Johnson
Washakie
Irigaray CPP
Christensen Ranch
Weston
Reno Creek
Hot Springs
Moore Ranch
Allemand-Ross
Barge
Natrona
Niobrara
Fremont
Converse
Ludeman
Sublette
Wyoming
West Jab
Jab
Lincoln
Platte
Goshen
Sweetwater
Carbon
Albany
Uinta
Laramie
80
90
25
Sources: Esri, HERE, Garmin, Intermap, increment P Corp., GEBCO, USGS, FAO, NPS, NRCAN, GeoBase, IGN, Kadaster NL, Ordnance Survey, Esri Japan, METI, Esri China (Hong Kong), (c) OpenStreetMap contributors, and the GIS User Community

N
0
25
50
100
Miles

Uranium Energy Corp

500 N Shoreline Blvd 800N, Corpus Christi, TX 78401

Figure 3-1
General Location Map

Date: March 2022	By: WWC/RAV	Checked: WWC/BJS

K:\Sheridan\Uranium Energy Corporation\2021516 Wyoming Asset Technical Report\06GIS\21516_Figure 3-1.mxd

3-2

Figure 3‑2:         PRB Projects Location Map

R80W
R75W
R70W
T 45 N
T 45 N
Irigaray CPP
Christensen Ranch
Johnson
Campbell
WRIGHT
Reno Creek
Moore Ranch
T 40 N
T 40 N
MIDWEST
Ross Road
Jenne Trail Road
Allemand-Ross
Barge
25
WYOMING
Ross Road
Converse
T 35 N
T 35 N
Natrona
Ludeman
CASPER
26
20
87
GLENROCK
R70W
N
0 5 10 20
Miles
R80W
R75W
Uranium Energy Corp
500 N Shoreline Blvd 800N, Corpus Christi, TX 78401
Date: March 2022
By: WWC/RAV
Checked: WWC/BJS

Figure 3-2
PRB Projects Location Map

3-3

Figure 3‑3:         GDB Project Location Map

R1E
R5E
R95W
R90W
LANDER
287
789
Natrona
Fremont
T 30 N
T 30 N
JEFFREY CITY
287
Sweetwater River
West Jab
Jab
BAIROIL
County Road 22
BLM Road 3212
Osborne Road
T 25 N
T 25 N
Wamsutter - Crooks Gap Road
Hay Reservoir
Sweetwater
Carbon
N
0
5
10
20
Miles
R90W
80
T 20 N
WAMSUTTER
80
R100W
R95W

Uranium Energy Corp

500 N Shoreline Blvd 800N, Corpus Christi, TX 78401

Figure 3-3
Great Divide Basin
Project Location Map

Date: March 2022 | By: WWC/RAV | Checked: WWC/BJS

3-4

Table 3-1:         Property Description Summary

Project Area	State of Wyoming Leases	Expiration Date	Fee Mineral Leases	Expiration Date	Federal Lode Mining Claims	Expiration Date	Total
Irigaray
Acreage	480		0		1,640		2,120
Leases/Claims	2	Annual	0	N/A	82	Annual	84
Total Cost	$1,600		$0		$13,530		$15,130
Christensen Ranch
Acreage	1,280		720		5,140		7,140
Leases/Claims	1	Annual	1	Annual	257	Annual	259
Total Cost	$5,120		Confidential		$42,405		$47,525
Moore Ranch
Acreage	1,200		1,740	Aug. 2025 through Feb. 2029 (Variable)	1,754.1		4,694.1
Leases/Claims	2	Annual	5		86	Annual	93
Total Cost	$3,600		Confidential		$14,190		$17,790
Reno Creek
Acreage	3,200		4,583		10,980		18,763
Leases/Claims	4	Annual	36	Annual	549	Annual	589
Total Cost	$9,600		Confidential		$90,585		$100,185
Ludeman
Acreage	1,440	Annual	1,741.9	Sept. 2026	17,586.1	Annual	20,768

3-5

Table 3-1:         Property Description Summary (Continued)

Project Area	State of Wyoming Leases	Expiration Date	Fee Mineral Leases	Expiration Date	Federal Lode Mining Claims	Expiration Date	Total
Leases/Claims	4	Annual	2	Jan. 2029	746	Annual	752
Total Cost	$4,320		Confidential		$123,090		$127,410
Allemand-Ross
Acreage	318		2,773.9	March 2025 through Jan. 2029 (Variable)	8,518.2		11,610.1
Leases/Claims	2	Annual	7		452	Annual	461
Total Cost	$683		Confidential		$74,580		$75,263
Barge
Acreage	640		0		6,374.2		7,014.2
Leases/Claims	1	Annual	0	N/A	342	Annual	343
Total Cost	$1,920		$0		$56,430		$58,350
Jab/West Jab
Acreage	960		0		4,483.4		5,443.4
Leases/Claims	3	Annual	0	N/A	217	Annual	220
Total Cost	$2,880		$0		$35,805		$38,685
Project Totals	State of Wyoming Leases		Fee Mineral Leases		Federal Lode Mining Claims		Total
Acreage	9,518		11,566.8		56,476		77,560.8
Leases/Claims	19		51		2,731		2,801
Annual Cost	$29,723		Confidential		$450,615		$480,338 + Fee Minerals

3-6

3.1.1	Irigaray

The Irigaray project area (Figure 3-2) is located in Johnson County, Wyoming, northwest of Pumpkin Buttes and near Willow Creek, within the PRB. Irigaray covers portions of 12 sections (3,107 acres) with legal descriptions as follows:

●

T46N R77W – The southwest quarter of Section 29, the northwest and southeast quarters of Section 32, the southwest quarter of the northeast quarter of Section 32, and the east half of the southwest quarter of Section 32.

●

T45N R77W – The west half of the southwest quarter of Section 4, the northeast quarter and portions of the southeast quarter of Section 5, the east half of the northeast quarter and the northeast quarter of the southeast quarter of Section 8, the northwest quarter of Section 9, the southwest quarter of the northeast quarter of Section 9, the west half of the southeast quarter of Section 9, the east half and the northwest quarter of the southwest quarter of Section 9, the east half of the northwest quarter of Section 16, the east half of the southwest quarter of Section 16, the west half as well as portions of the east half of the northeast quarter of Section 16, the west half as well as portions of the east half of the southeast quarter of Section 16, the east half of Section 21, the east half of Section 28, the west half of the northwest quarter and the west half of the southwest quarter of Section 27, the east half of Section 33, the east half of the southwest quarter of Section 33, and the northwest quarter of the northwest quarter of Section 34.

The Irigaray project area is approximately 70 air miles north-northeast of Casper, Wyoming and 30 air miles east of Kaycee, Wyoming. The Irigaray project area is accessed from Kaycee, Wyoming by traveling east on State Highway 192 through the town of Sussex, and then traveling north on Streeter Road to the intersection of Irigaray Road. The Irigaray project area is located on Irigaray Road approximately 4 miles north of the intersection with Streeter Road. The Irigaray project area is primarily located on private surface land and federal surface with a portion located on one section of state managed lands.

Within the Irigaray project area, UEC holds two State of Wyoming uranium leases on state lands and 82 unpatented lode claims on federally administered minerals. There are no fee (private) mineral leases in the Irigaray project area.

UEC has indicated to the QP that payments for state leases and BLM mining claim maintenance payments are up to date as of the effective date of this TRS.

Table 3-1 lists the mineral claims and leases as provided to the QP. All reported resources are within the Irigaray project boundary.

3.1.2	Christensen Ranch

The Christensen Ranch project area (Figure 3-2) is located in Johnson and Campbell Counties, Wyoming, west of Pumpkin Buttes within the Power River Basin. The Christensen Ranch project area is adjacent to the Irigaray project area. The Christensen Ranch project area covers all, or portions of, 30 sections (14,163 acres) with legal descriptions as follows:

●

T45N R77W – The south half of the south half of Section 24, all of Section 25 excluding the southwest quarter of the southwest quarter, all of Section 34 excluding the north half of the north half, all of Section 35 excluding the north half of the north half, the south half of the south half of Section 36, the northwest quarter of the southwest quarter of Section 36, and the southwest quarter of the northwest quarter of Section 36.

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●	T45N R76W – The south half of the south half of Section 19, all of Sections 30 and 31, the south half of Section 32, and the south half of the south half of Section 33.

●	T44N R77W – All of Sections 1, 2, and 3, and the north half of Sections 10, 11, and 12.

●	T44N R76W – All of Sections 4, 5, 6, 7, 8, 9, 16, 17, 18, 19, 20, and 21, and the west half of the west half of Sections 3 and 10.

The Christensen Ranch project area is approximately 70 air miles north-northeast of Casper, Wyoming and 30 air miles east of Kaycee, Wyoming. The Christensen Ranch project area is accessed from Kaycee, Wyoming by traveling east on State Highway 192 through the town of Sussex, and then traveling north on Streeter Road to the intersection of Irigaray Road. The Christensen Ranch project area boundary is located 1.6 miles southeast of the intersection of Streeter Road and Irigaray Road. The Christensen Ranch satellite ion exchange (IX) plant is approximately 3 miles north-northeast of Irigaray Road. The Christensen Ranch project area is primarily located on private surface land with two portions located on federal (BLM) managed lands.

Within the Christensen Ranch project area, UEC holds one State of Wyoming uranium lease on state lands and 257 unpatented lode claims on federally administered minerals. There is one fee (private) mineral lease on the Christensen Ranch project area.

UEC has indicated to the QP that payments for the state and private lease and BLM mining claim filing payments are up to date as of the effective date of this TRS.

Table 3-1 lists the mineral claims and leases as provided to the QP. All reported resources are within the Christensen Ranch project area boundary.

3.1.3	Moore Ranch

The Moore Ranch project area (Figure 3-2) is in the southern portion of the Pumpkin Buttes Uranium District of Wyoming, within Campbell County. The Moore Ranch project area covers all, or portions of, approximately 16 sections (7,108 acres) with legal description as follows:

●	T42N R75W – All of Sections 26, 27, 33, 34, 35, 36, the south half of Section 25 and the south half of the southeast quarter of Section 28.

●	T42N R74W – The west half of the southwest quarter of Section 30, the southwest quarter of Section 31.

●

T41N R75W – All of Sections 2, 3, 4, the north half of the north half of Section 1, the southwest quarter of the northwest quarter of Section 1, the west half of the southwest quarter of Section 1, the northeast quarter of Section 9, and the northwest quarter of Section 10.

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The Moore Ranch project area is approximately 54 air miles northeast of Casper, Wyoming and 24 miles southwest of Wright, Wyoming along State Highway 387. The Moore Ranch project area is primarily located on private surface land with some areas of state managed lands.

Within the Moore Ranch project area, UEC holds two State of Wyoming uranium leases on state lands, 86 unpatented lode claims on federally administered minerals, and five fee (private) mineral leases with private mineral owners.

UEC has indicated to the QP that payments for state and private leases and BLM mining claim filing payments are up to date as of the effective date of this TRS. Table 3-1 lists the mineral claims and leases as provided to the QP.

3.1.4	Reno Creek

The Reno Creek project area is in Campbell County, Wyoming, approximately 7.5 miles southwest of the town of Wright, and comprises five separate Resource Areas. The Reno Creek project area is depicted on Figure 3-2. The Resource Areas within Reno Creek are North Reno Creek, Southwest Reno Creek, Moore, Pine Tree, and Bing.

The contiguous North and Southwest Reno Creek Resource Areas are consolidated and fully permitted for mining by ISR methods. The Moore Resource Area lies approximately 5 miles to the northwest of the North and Southwest Reno Creek Resource Areas. The Pine Tree Resource Area lies approximately 5 miles to the southwest of the permitted resource areas, immediately southeast of the intersection of U.S. Highway 387 and Wyoming Highway 50, also known as Pine Tree Junction. The Bing Resource Area lies approximately 5 miles west of the permitted Resource Areas adjacent to Wyoming Highway 50, 3 miles north of Pine Tree Junction. The Reno Creek project area covers all, or portions, of approximately 46 sections (18,763 acres) with legal descriptions as follows:

●	T44N R75W – All of Section 36.

●

T44N R74W –The northeast quarter and the south half of the south half and the northeast quarter of the southeast quarter of Section 26. The west half and the south half of the southeast quarter of Section 34. The west half and the north half of the northeast quarter of Section 35.

●

T43N R74W – All of Sections 3, 9, 16, 17, and 36, the southwest quarter of Section 2, the south half of Section 4, the southeast quarter of the northwest quarter of Section 4, all of the northeast quarter of Section 4 except for the northwest quarter of the northeast quarter, the west half of the southeast quarter of Section 7, the north half of Section 10 except for the south half of the northeast quarter, the northeast quarter of Section 18, the west half of Section 20, the southwest quarter of Section 26, the east half and the east half of the west half of Section 30, the east half and the east half of the west half of Section 31, all of Section 32 except the northeast quarter of the southeast quarter, the west half of the east half of Section 34, and the east half of the southeast quarter of Section 35.

●

T43N R73W – All of Sections 27, 28, 31, and 34, the southwest quarter of Section 22, the south half of Section 21, all of Section 29, the southeast quarter and the southeast quarter of the northeast quarter of Section 30, the east half of Section 32, all of Section 33 except for the southeast quarter, and the northwest quarter and the north half of the southwest quarter of Section 35.

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●

T42N R74W – All of Sections 1, 12, and 16, the southeast quarter of the northeast quarter of Section 2, the southeast quarter of Section 2, the northeast quarter of the northwest quarter of Section 2, all of the southwest quarter of Section 2 except for the northwest quarter of the southwest quarter, the south half of the south half of Section 3, the southeast quarter of Section 6, the northeast quarter of Section 7, all of Section 17 except for the southeast quarter, and the northwest quarter of Section 20.

●	T42N R73W – All of Sections 6 and 16, the north half of the north half and the west half of the west half of Section 7, and the southeast quarter of Section 10.

Within the Reno Creek project area, UEC holds four State of Wyoming uranium leases on state lands and 549 unpatented lode claims on federally (BLM) administered minerals. The BLM administers no surface rights at the Reno Creek project area, only mineral rights. UEC has 36 fee (private) mineral leases on the Reno Creek project area.

UEC has indicated to the QP that payments for the state and private lease and BLM mining claim filing payments are up to date as of the effective date of this TRS.

Table 3-1 lists the mineral claims and leases as provided to the QP. All reported resources are within the Reno Creek project area boundary.

UEC owns the surface of +/- 40 acres within the Reno Creek project area for a future satellite facility.

3.1.5	Ludeman

The Ludeman project area is located in the southern portion of the PRB Uranium District of Wyoming, within Converse County (Figure 3-2). The Ludeman project area covers all, or portions of, approximately 39 sections (19,888 acres) and its location is described as follows:

●	T34N R74W – All of Sections 12, 13, 14, 23, 24 and the east half of Section 22.

●

T34N R73W – All of Sections 3, 4, 5, 7, 8, 9, 10, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 26, 27, 34, 35, the west half of the west half of Section 2, the south half of Section 6, the west half of the west half of Section 11, the south half of Section 24, the west half of Section 25, the west half of the east half of Section 25, the northeast quarter of the northeast quarter of Section 25, the east half of Section 28, the west half of Section 36, and the west half of the east half of Section 36.

●	T34N R72W – The southwest quarter of Section 19 and the north half of the northwest quarter of Section 30.

●

T33N R73W – The northwest quarter of the northeast quarter of Section 1, the north half of the northwest quarter of Section 1, the north half of the north half of Section 2, and the north half of the north half of Section 3.

The Ludeman project area is located approximately 12 miles northeast of Glenrock, Wyoming and 30 miles east-northeast of Casper, Wyoming (Figure 3-2). State Highway 95 provides access to the Ludeman project area from Glenrock and Rolling Hills to the west and State Highway 93 provides access from Douglas, to the southeast. Interstate 25 provides access to both state highways from the south of Ludeman. The Ludeman project area is primarily located on private surface land with some areas of federal or state lands.

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Within the Ludeman project area, UEC holds four State of Wyoming uranium leases on state lands with a combined acreage of 1,440 acres. UEC also holds 746 unpatented lode claims on federally administered minerals. An additional two fee mineral leases are held with private mineral owners. In total, the project mineral holdings total approximately 20,768 acres. The mineral holdings in the Ludeman project area are summarized in Table 3-1.

UEC has indicated to the QP that payments for state and private leases and BLM mining claim filing payments are up to date as of the effective date of this TRS.

Exploration activities are covered under a Drilling Notification (DN) with the WDEQ that is in effect for the Ludeman project area.

3.1.6	Allemand-Ross

The Allemand-Ross project area was previously divided into North and South areas, with North Allemand-Ross historically called the Sand Draw Property and South Allemand-Ross called the North Bear Creek Property. This designation is not utilized by UEC as both areas are now within the Allemand-Ross project area. The land ownership is a combination of private, State of Wyoming, and federally owned land administered by the BLM.

The Allemand-Ross project area is located in the southern PRB Uranium District of Wyoming, within Converse County (Figure 3-2). The Allemand-Ross project area covers all, or portions, of 21 sections (10,575 acres) within three townships and its location is described as follows:

●

T39N R75W – All of Section 24, the southeast quarter of Section 12, the southwest quarter and east half of Section 13, the northwest quarter, the northern half of the northeast quarter, the southeast quarter of the southwest quarter, and the southwest quarter of the southeast quarter of Section 25.

●

T39N R74W – All of Sections 7, 18, 19, 29, 30, 31, 32, the southwest quarter of Section 17, the west half of Section 20, the southwest quarter and the southwest quarter of the southeast quarter of Section 33.

●	T38N R75W – the western half of Section 12 and the eastern half of the northeast and southeast quarters of Section 12.
●

T38N R74W – All of Sections 4, 5, 8, 9, the northwest quarter, the southwest quarter of the southwest quarter, and the east half of Section 6, and the western half of the northwest quarter and the east half of Section 7.

The Allemand-Ross project area is located approximately 42 air miles northeast of Casper, Wyoming (Figure 3-2). The Allemand-Ross project area is primarily located on private surface land with some areas of federal or state managed lands.

Within the Allemand-Ross project area, UEC holds two State of Wyoming uranium leases with a combined acreage of 318 acres. UEC also holds 452 unpatented lode claims on federally administered minerals. An additional seven fee (private) mineral leases are held with private mineral owners. In total, the net mineral holdings in the Allemand-Ross project area comprise 11,610.1 acres. Table 3-1 summarizes the mineral holdings within the Allemand-Ross project area.

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UEC has indicated to the QP that payments for state and private leases and BLM mining claim filing payments are up to date as of the effective date of this TRS.

3.1.7	Barge

The Barge project area is located in the South PRB Uranium District of Wyoming, within Converse County (Figure 3-2). The Barge project area covers all, or portions, of 18 sections (10,336 acres) with legal descriptions as follows:

●	T38N R72W – Portions of Section 7, all of Sections and 16, 17, and 18, and portions of Section 19.
●	T38N R73W – All of Sections 2 and 3, all of Sections 10 through 15, and portions of Sections 22 through 24.
●	T39N R73W – Sections 35 and 36.

The Barge project area is located approximately 50 air miles northeast of Casper, Wyoming
(Figure 3-2). The Barge project area is primarily located on private surface land with some areas of federal (BLM) or state managed lands.

Within the Barge project area, UEC holds one State of Wyoming uranium leases of 640 acres. UEC also holds 342 unpatented lode claims on federally administered minerals. In total, the net mineral holdings in the Barge project area comprise 7,014 acres. Table 3-1 summarizes the mineral holdings within the Barge project area.

UEC has indicated to the QP that payments for state leases and BLM mining claim filing payments are up to date as of the effective date of this TRS.

3.1.8	Jab/West Jab

The Jab/West Jab project area consists of two separate areas of mining claims and state leases separated by less than 2 miles (Figure 3-3) in the GDB. The Jab/West Jab project area is located in Fremont and Sweetwater Counties, Wyoming (Figure 3-3). Jab is located entirely in Sweetwater County in all or portions of 11 sections (4,006 acres) with legal descriptions as follows:

●	T26N R94W – All of Sections 16 and 21 as well as portions of Sections 8, 9, 10, 13, 14, 15, 17, 20, and 22.

West Jab is located in both Fremont and Sweetwater Counties in all or portions of 11 sections (3,509 acres) with legal descriptions as follows:

●	T27N R95W – All of Section 36 and portions of Sections 25, 26, and 35.

●	T27N R94W – Portions of Sections 30 and 31.

●	T26N R95W – Portions of Sections 1, 2, 11, and 12.

●	T26N R94W – The northwest quarter of the northwest quarter of Section 6.

The Jab/West Jab project area is approximately 100 air miles southwest of Casper, Wyoming and 20 air miles southwest of Jeffrey City, Wyoming. The Jab/West Jab project area is accessed from State Highway 287 and through Bairoil, Wyoming by traveling west on Bairoil Road (County Road 22). Alternatively, the Jab/West Jab project area may be accessed by traveling south from Jeffrey City, Wyoming following Crooks Gap Road. The Jab/West Jab project area is located on federal (BLM) and state managed lands.

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Within the Jab/West Jab project area, UEC holds three State of Wyoming uranium leases on state lands and 217 unpatented lode claims on federally administered minerals. There are no fee (private) minerals in the Jab/West Jab project area. Table 3-1 lists the mineral claims, leases, and annual holding costs as provided to the QP.

UEC has indicated to the QP that payments for state leases and BLM mining claim filing payments are up to date as of the effective date of this TRS.

3.2	Encumbrances

To the QP’s knowledge, there are no unusual encumbrances to the project areas. However, there are general regulatory and permitting liabilities, depending on the specific project area.

The environmental liability for the Project falls under jurisdiction of the WDEQ/LQD, which regulates the Permit to Mine and the Source Materials License. Portions of the Project that are located on federal surface would require an approved Plan of Operations from the BLM.

A majority of the resources in the Irigaray project area are not permitted. Portions of the Irigaray resources on federal lands would require BLM permitting. Permitting would include wildlife considerations, such as sage grouse, which could limit development of resources. The Christensen Ranch, Moore Ranch, and Ludeman project areas are fully permitted through both WDEQ/LQD and BLM as appropriate.

The Pine Tree, Bing, and Moore Resource Areas of the Reno Creek project area are not permitted. The Allemand-Ross and Barge project areas are not permitted. A permit for the Jab portion of the Jab/West Jab project area was submitted in 2008 but was withdrawn. Therefore, the Jab/West Jab project area also requires permitting.

Other potential permitting requirements, depending on the status of each project area, may include:

●	Source and Byproduct License (WDEQ/Uranium Recovery Program);

●	Wetland delineation to be completed by U.S. Army Corps of Engineers, in applicable locations;

●	Aquifer exemption (40 CFR 144, 146) for Class III Underground Injection Control (UIC) to be issued by the U.S. Environmental Protection Agency (EPA);

●	Air quality permits from WDEQ/Air Quality Division (WDEQ/AQD) for applicable facility construction activities;

●	Groundwater reclassification, if necessary, would be approved by WDEQ/Water Quality Division (WDEQ/WQD) (WDEQ Title 35-11) as part of the aquifer exemption process;

●	EPA Subpart W Pond Construction Permits would be required to construct holding ponds;

●	If water management will utilize deep disposal, a Class I UIC Permit (Deep Disposal Well) must be approved by WDEQ/WQD and would allow disposal of wastewater in deep wells (WDEQ Title 35-11);

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●	A Class III UIC Permit to Mine and Class III UIC Permit would be approved by WDEQ/WQD as the primary permit to mine to allow injection, recovery, and processing of fluids (WDEQ Title 35-11);

●	A Class V UIC Permit may be required for any site septic systems (WDEQ Title 35-11);

●	Construction Stormwater NPDES Permits must be obtained annually for projected construction activities that year (WDEQ Title 35-11);

●	Industrial Stormwater NPDES Permits would be required in satellite areas (WDEQ Title 35-11); and

●	Groundwater appropriations would be obtained from the Wyoming State Engineer’s Office (SEO) prior to the installation of water supply wells and in-situ production wellfields.

3.3	Property Risk Factors

A variety of property risk factors exist but are not unique to the specific project areas. Many uranium deposits occur in relatively compact special areas. Large horizontal well pads or wind turbine pads sited on top of mineralization could limit the ability to access resources. Oil and gas development or wind turbines are common in Wyoming. Examples of property risk factors are included in the following list, with descriptions of the risk:

●	Oil and gas horizontal pads and development

o

Aquifer dewatering due to shallow water supply wells to produce water used in oil and gas operations could impact target aquifers. Large horizontal wellpads could limit surface accessibility and placement of wellfields. A site-specific discussion is provided below:

■

Irigaray – A portion of the project area is spaced for horizontal development and some historical development has occurred. It is the opinion of the QP that there is low to moderate risk of impact to the resource access due to the federally controlled surface land in the southern portion of the mineralized resource area.

■

Christensen Ranch – The project area is not spaced for horizontal development though minor historical conventional production from the Shannon Formation has occurred. It is the opinion of the QP that there is low to moderate risk of impact to resource access.

■	Moore Ranch – This project area is spaced for horizontal development with some historical production. It is the opinion of the QP that there is moderate to high risk of impact to resource access.

■

Reno Creek – This project area has historical production as well as additional oil and gas wells that are permitted or waiting on permits. It is the opinion of the QP that there is moderate to high risk of impact to resource access.

■	Ludeman – The project area is spaced for horizontal development; however, little production has occurred. It is the opinion of the QP that there is moderate to high risk of impact to resource access.

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■	Allemand–Ross – This project area is spaced for horizontal development with some historical production. It is the opinion of the QP that there is moderate to high risk of impact to resource access.

■

Barge – This project area is spaced for horizontal development with some active drilling and minor horizontal production. It is the opinion of the QP that there is moderate to high risk of impact to resource access. The QP was unable to complete a site visit due to surface access limitations. Since the QP was unable to observe the project area and confirm unobstructed access to mineral trends, additional risk to resource access could be present due to oil and gas development.

■

Jab/West Jab – This project area is not spaced for horizontal pads. There has been little exploration and no production. Hydrocarbons are likely present in Lewis, Mesaverde, and Ericson formations. It is the opinion of the QP that there is a low risk of impacts to resource access.

●	Industrial wells impacting aquifers

o

Industrial wells could impact available water in target aquifers but will not impact the resources. It is the opinion of the QP that industrial wells present a low risk of impacting development of the resources.

●	Commercial oilfield waste disposal facilities (COWDFs) and/or lined ponds

o

COWDFs or other lined ponds may limit surface access and could impact optimal placement of wellfields. It is the opinion of the QP that COWDFs and other lined ponds present a low risk of impacting development of the resources.

●	Commercial wind power

o

Commercial wind power could limit surface accessibility and impact optimal placement of wellfields. There are project areas where the average annual wind speed at 80 meters is suitable for commercial wind development. It is the opinion of the QP that there is a low to moderate risk that commercial wind power could limit development of resources.

3.4	Royalties (Confidential)

Due to the confidentiality of royalties in private agreements, these data are not included in the TRS. Royalties will be provided upon request.

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4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1	Physical Setting

The Irigaray, Christensen Ranch, Reno Creek, Moore Ranch, Allemand-Ross, Barge, and Ludeman project areas are within Johnson, Campbell, and Converse Counties, Wyoming. These counties reside in the Wyoming Basin Physiographic Province in the southern portion of the PRB. The sites generally lie near the synclinal axis of the basin. The PRB is a part of the Northwestern Great Plains eco-region, a semiarid rolling plain of shale and sandstone punctuated by occasional buttes. Regional structural features also include the Big Horn Mountains to the west, Casper Arch to the south, and the Black Hills to the east. In the northern project areas, the landscape is dominated by the Pumpkin Buttes.

Topography in the area ranges from generally flat to gently rolling hills with numerous drainages containing ephemeral streams dissecting the area. Elevations range from approximately 4,500 to 5,400 ft above mean sea level.

Vegetation within the project areas consists primarily of grassland with areas of sagebrush. Some of the Project regions lie within the mixed grass eco-region of the Northwestern Great Plains. Interspersed among these major vegetation communities, within and along the ephemeral drainages, are grassland and meadow grassland and less abundant types of seeded grasslands (improved pastures).

The project areas in the PRB are located in a semi-arid or steppe climate. The region is characterized by cold, harsh winters and hot, dry summers. The spring season is relatively warm and moist, and autumns are cool. Temperature extremes range from roughly -25° F in the winter to 100° F in the summer. Typically, the “last freeze” occurs during late May and the “first freeze” in mid- to late September (Curtis and Grimes, 2004).

Yearly precipitation averages about 13 inches. The region is prone to severe thunderstorm events throughout the spring and early summer months and much of the precipitation is attributed to these events. Snow falls throughout the winter months (approximately 40 to 50 inches per year) but provides much less moisture than rain events (Curtis and Grimes, 2004).

The Jab/West Jab project area is in Sweetwater and Fremont Counties, Wyoming. These counties are in the north-central portion of the of the GDB, which is the major physiographic feature of southwestern Wyoming. The GDB is an oval-shaped structural depression that encompasses nearly 3,500 square miles in south-central Wyoming. Regional structural features also include the Granite Mountains and Wind River Range to the North, the Rawlins Uplift to the east, Rock Springs Uplift to the west, and the Wamsutter Arch to the south.

The topography in Sweetwater County ranges from flat plains to gentle slopes that are dissected by southerly-flowing ephemeral washes. Elevations in the area range from approximately 6,900 to 7,400 ft. above mean sea level. Vegetation on the Jab/West Jab project area mostly consists of sagebrush but includes some native perennial grasses, cushion plants, cacti, perennial forbs, and lichens. Yearly precipitation in the area is approximately 8 to 12 inches (Curtis and Grimes, 2004).

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4.2	Accessibility and Local Resources

Since the Project includes multiple assets in five separate Wyoming counties, there are multiple accessibility and resource options for the various project areas. The project areas in Johnson and Campbell Counties include the Irigaray, Christensen Ranch, Reno Creek, and Moore Ranch project areas. The nearest community is Wright ranging from approximately 9 miles from the Reno Creek project area to 32 miles from the Irigaray project area. Wright is a small, incorporated town with a population of 1,644 (U.S. Census Bureau, 2020) at the junction of Wyoming Highway 387 and Wyoming Highway 59. Gillette is a major local population center with a population of 33,403 (U.S. Census Bureau 2020) and a regional airport. Gillette is located along Interstate 90, north and east of the project areas via both Wyoming Highway 59 (due north of Wright) and Wyoming Highway 50. The towns of Edgerton and Midwest are in Natrona County, approximately 20 to 30 miles southwest of the project areas on Wyoming Highway 387.

The project areas in Converse County including Allemand-Ross, Barge, and Ludeman are near the communities of Glenrock and Douglas. The project areas can be accessed from Interstate 25 via Wyoming Highway 95 from Glenrock, Wyoming Highway 93 from Douglas, or Wyoming Highway 59 from Douglas. The Converse County project areas range from approximately 8 miles to 30 miles from Glenrock. Glenrock is an incorporated town with a population of 2,420 (U.S. Census Bureau, 2020) adjacent to Interstate 25. Douglas is an incorporated town with a population of 6,386 (U.S. Census Bureau, 2020) also along Interstate 25. Casper is a major population center with a population of 59,038 (U.S. Census Bureau, 2020) and a regional airport. Casper is generally southwest of the project areas and can be accessed by State highways to Interstate 25.

A major north–south railroad, BNSF Railway (BNSF), used primarily for transporting coal, lies east of the PRB project areas approximately 15 air miles and parallel to Wyoming Highway 59. Additionally, another railway owned by BNSF is located south of the Ludeman project area near the Interstate 25 alignment. This railway is generally oriented east-west through Douglas and Casper until it reaches Shoshoni, at which point it is generally oriented north-south.

The Jab/West Jab project area is located in Sweetwater and Fremont Counties in the GDB. The nearest community is the small, incorporated town of Bairoil, Wyoming with a population of 68 (U.S. Census Bureau, 2020) which is approximately 22 miles from the Jab/West Jab project area. The Jab/West Jab project area is accessed from State Highway 287 and through Bairoil by traveling west on Bairoil Road (County Road 22). Alternatively, the Jab and West Jab project area may be accessed by traveling south from Jeffrey City following Crooks Gap Road. The project area may be accessed from Rawlins an incorporated community with population of 8,221 (U.S. Census Bureau, 2020) which is located on Interstate 80 approximately 45 air miles southeast. Alternatively, the project area may be accessed from Casper, by traveling southwest on Wyoming Highway 220 to the intersection with Wyoming Highway 287. The project areas may then be accessed from Wyoming Highway 287 by County Road 22. Bairoil is approximately 90 miles from Casper.

A major east-west railroad (the Union Pacific) lies approximately 40 air miles south of the Jab/West Jab project area. The Union Pacific generally parallels the alignment of Interstate 80 south of the project area.

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County roads and private two-track roads established from agricultural activity, coal-bed methane development, and oil and gas development provide access within all of the project areas with the exception of Jab/West Jab project area, which is accessed by public roads.

4.3	Availability of Infrastructure

Equipment and supplies needed for exploration and day-to-day operation are available from population centers such as Gillette and Casper. Specialized equipment for the wellfields or the Irigaray CPP will likely need to be acquired from outside the state.

The local economy is geared toward coal mining and oil and gas production as well as ranching operations, providing a well-trained and capable pool of workers for ISR production and processing operations. Workers will reside locally and commute to work daily.

As a result of energy development over the past 50 years, all the project areas have existing or nearby (less than two miles) electrical power, gas, and adequate telephone and internet connectivity.

The Irigaray CPP is a fully operational and licensed ISR processing plant for resin elution, precipitation, filtration, and drying and packaging of U3O8. The Irigaray CPP has a capacity of 1.3 million lbs U3O8 per year which is expandable to 2.5 million lbs. U3O8 per year. A second elution system is also at the Irigaray CPP for toll processing. The Irigaray CPP is equipped with a warehouse and office, power, telephone, water tank, and domestic waste disposal.

The Christensen Ranch project area is equipped with a satellite IX plant with 6,500 gallons per minute (gpm) installed capacity, a groundwater restoration plant with 1,000 gpm capacity, two wastewater disposal wells, and four lined evaporation ponds.

At the Moore Ranch project area, non-potable water will be supplied by wells developed on or near the project area. Water extracted as part of ISR will be recycled for reinjection. Four Class I UIC disposal wells have been permitted for disposal of limited quantities of fluids that cannot be returned to the production aquifers. Moore Ranch is adjacent to paved, public roadways which facilitate the transportation of equipment, supplies, personnel, and products. Electrical power lines extend into and across the project area.

UEC owns 40 acres of land near the intersection of Wyoming State Highway 387 and the Clarkelen County Road to build and operate a future satellite facility. This land is equipped with a warehouse and office, power, telephone, water tank, and domestic waste disposal. A well will be drilled to provide potable water for the Reno Creek project area.

The Ludeman project area has been historically used for livestock grazing. Nearby uranium operations have occurred historically. Non-potable water will be supplied by wells developed on or near the project area. Water extracted as part of ISR operations will be recycled for reinjection. Ponds are the primary permitted wastewater disposal method at the Ludeman project. However, typical ISR mining operations use disposal wells, which are permitted as a secondary wastewater disposal method at the Ludeman project. The proximity of the Ludeman project area to paved roads will facilitate transportation of equipment, supplies, personnel, and products. High voltage transmission lines from the Dave Johnston Power Plant pass within the project area.

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At the Allemand-Ross project area, non-potable water will be supplied by wells developed on or near the project area. Water extracted as part of ISR will be recycled for reinjection. At least two Class I UIC deep disposal wells are planned for the Allemand-Ross project area. The Allemand-Ross project area is adjacent to all-weather roadways which facilitate the transportation of equipment, supplies, personnel, and product. Electrical power lines extend into and across the project area.

Near the Barge project area, historical uranium operations in the late 1970s and early 1980s brought access and electrical power to the area, which remain. Water supply needs to be reestablished in the Barge project area. Loaded resin would be transported to the Irigaray CPP for final concentrate production. The Barge project area is adjacent to all-weather roadways which facilitate the transportation of equipment, supplies, personnel, and product.

Limited infrastructure is available within the Jab/West Jab project area. A water supply well was permitted and installed during development drilling. The project area is within 6 to 10 miles of a county road, electrical power, and natural gas transmission lines. All nearby infrastructure will be beneficial to future development. The county roadways will facilitate the transportation of equipment, supplies, personnel, and products.

4-4

5.0	HISTORY

Uranium was first discovered in the southern PRB during the early 1950s. By the mid to late 1950s, small open pit mine operations were established in the PRB. Early prospecting and exploration included geologic mapping and gamma surveys which led to discoveries of uranium in the Wasatch and Fort Union Formations. Extensive drill hole exploration has been utilized to locate deeper uranium mineralization since the 1960s to progress geologic models.

Uranium mineralization was discovered in the GDB at the Lost Creek Schoekingerite deposit in the early 1950s. The Schoekingerite deposits were exposed at the surface along the Lost Creek drainage and were located using radiometric surveys. The U.S. Geological Survey (USGS) used shallow exploration to further evaluate the deposits. Similar to the PRB, drilling for deeper deposits began in the 1960s and exploration has primarily consisted of drilling since that time.

Ownership, control, and operation of the project areas has varied greatly since the 1960s. Table 5-1 summarizes the operations and activities of various companies, the timeframe during which these activities were completed, and the results of the work. Table 5-1 also summarizes historic drilling and the number of drillholes completed during each period.

5-1

Table 5-1:         Past Operations Summary

Year	Company	Operations/Activity	Amount (No. of Drillholes)	Results of Work
Irigaray
1969-1975	Homestake	Original controller of project area.	~1,340	Right to mine secured. Preliminary delineation of mineralized areas.
1975-1987	Westinghouse Electric Corporation

Acquired property from Homestake. The project was licensed for ISR production in 1978 and was operated by Wyoming Mineral Corporation (WMC), a subsidiary of Westinghouse. Operations ceased in 1982 due to market trends.

			~470	Delineation of mineralized areas. Began ISR production
1987-1990	Malapai Resources Company (Malapai)	Acquired property from Westinghouse.	None	Ownership transition.
1990-1993	Total Minerals Corporation (TOMIN) and Électricité de France (EDF)	Acquired property from Malapai. TOMIN acted as project operator.	None	Ownership transition.
1993-2010	COGEMA Resources, Inc. (COGEMA)/ Areva	Replaced TOMIN as project operator in partnership with EDF. COGEMA acquired interests from TOMIN.	~20	0.74 million lbs of U3O8 produced from 1978 through 2000.
2010-2021	Uranium One	Dried many millions of pounds from Christensen and through toll milling.	N/A	Decommissioned Irigaray wellfields.
2021	UEC	Irigaray project area acquired by UEC from Uranium One.	N/A	Ownership transition.
Christensen Ranch
1967-1979	Independent Operators	Assembled as a large land package by independent operators.	~4,860	Right to mine secured. Preliminary delineation of mineralized areas.
1979-1981	Arizona Public Services (APS), parent company of Malapai	APS became a 50% partner in 1979.	~2,220	Delineation of mineralized areas.
1981-1990	Malapai Resource Company (Malapai)

Malapai assumed sole ownership of the project area by acquiring the interests of Wold and Western Nuclear Corporation. Malapai purchased the Irigaray property from Westinghouse Electric Corp. in 1987, and Christensen Ranch was licensed for operations under the Irigaray U.S. NRC and WDEQ license/permit in 1988. Uranium production by ISR was started by Malapai in 1989 and was placed on standby in 1990.

			~1,460	Delineation of mineralized areas. Began ISR production
1990-1993	TOMIN and EDF	EDF acquired Irigaray and Christensen from Malapai in 1990. TOMIN acted as project operator for EDF under the Joint Participation Agreement. TOMIN restarted ISR operations in 1991.	~2,270	Delineation of mineralized areas. Restarted ISR production.

5-2

Table 5-1:         Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drillholes)	Results of Work
Christensen Ranch (continued)
1993-2010	COGEMA and EDF (Malapai)

In 1993, COGEMA (French nuclear company, now Orono) acquired the assets of Total Minerals Corporation and changed the name of the operating entity to COGEMA Mining, Inc. EDF (Malapai) was still owner of 29%, COGEMA Mining, as operator, owned 71% of the Joint Participation.

			~3,690	3.70 million lbs. of U3O8 produced from 1989 through 2000.
2000-2010	COGEMA and Malapai	Groundwater restoration of Mine Units 2 through 6 completed. Project on standby 2006 through 2010 at which time COGEMA and Malapai sold the project to Uranium One.	N/A	188 thousand lbs of U3O8 produced during restoration.
2010-2021	Uranium One Americas, Inc./Uranium One USA, Inc.

Mine Units 7, 8 and 10 installed and operated. Ramp up in 2011, ramp down in 2013 (all wellfield development ceased), low production mode 2014 through 2018, production ends 2018 and is placed on care and maintenance.

			N/A	2.6 million lbs of U3O8 produced.
2021	UEC	Christensen Ranch project area acquired by UEC from Uranium One.	N/A	Ownership transition.
Moore Ranch
1971-1983	Conoco and Kerr-McGee	Conoco and Kerr-McGee operated as a joint venture. Of the joint venture, Conoco controlled 50% and served as the operator.	~2,700 rotary drillholes ~130 core holes	Discovery and delineation of mineralized areas. Permitting and licensing of a proposed uranium processing facility known as Sand Rock Mill was completed through the WDEQ/LQD and the NRC.
1983-1989	Wold and Kerr-McGee	Conoco sold interests to Wold in 1983. Kerr-McGee retained the rights with Wold. Assessment drilling was conducted.	None	Retained mining claims. Mining claim assessment drilling.
1989-1992	Rio Algom	Rio Algom acquired the project in 1989. Rio Algom conducted mining claim assessment drilling to retain mining claims through 1992, which was the last year to allow mining claim assessment drilling.	None	Retained mining claims. Mining claim assessment drilling.
1992-2002	Rio Algom	Claim maintenance paid directly to the BLM. No further drilling conducted.	None	Mining claims retained through payment.

5-3

Table 5-1:         Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drillholes)	Results of Work
Moore Ranch (continued)
2002-2003	Power Resources (Cameco)	Rio Algom acquired by Power Resources.	None	Ownership transition.
2004-2007	Energy Metals Corporation (EMC)	EMC acquired most of the mining claims and state leases.	N/A	Secured right to mine.
2007-2021	Uranium One

Uranium One acquired EMC and all rights to the Moore Ranch project area. Uranium One completed verification and resource enhancement drilling, coring, baseline monitor wells, and pump test wells. the Moore Ranch project area is fully permitted by WDEQ/LQD in 2011 and the NRC in 2013.

			~800	Exploration efforts focused on developing and upgrading mineral resources.
2021	UEC	Moore Ranch project area acquired by UEC from Uranium One.	N/A	Ownership transition.
Reno Creek – North Reno Creek
Late 1960s	Rocky Mountain Energy	Drilled exploration holes at and around North Reno Creek resource area.	~5,800	Delineated ~10 miles of roll-front deposits
Mid 1970s	Rocky Mountain Energy, Mono Power Company, and Halliburton Services	Partnership formed to develop North Reno Creek Resource Area using ISR methods.	N/A	Acquisition of project area.
1992	Energy Fuels Nuclear Inc./International Uranium Corporation	Energy Fuels Nuclear Inc. acquired Rocky Mountain Energy's North Reno Creek Resource Area and later became International Uranium Corporation.	N/A	Acquisition of project area.
2001	Rio Algom Mining Corp.	Rio Algom Corp. acquired International Uranium Corporation's property.	N/A	Acquisition of project area.
2001-2003	Power Resources Inc.	Power Resources Inc. acquired North Reno Creek Area and dropped claims in 2003.	N/A	Acquisition of project area and mining claims dropped.
2004	Strathmore Minerals Corporation and American Uranium Corporation	Re-staked and filed new mining claims on approximately 16,000 acres.	N/A	Refiled mining claims and secured right to mine.
2007	AUC	Advanced project through acquisition of most major permits and required authorizations.	N/A	Acquisition of project area and secured permits and authorizations.
2017	UEC	Consolidated ownership of multiple resource areas and oversaw technical reporting and auditing of Project resources.	N/A	Consolidation of ownership. Auditing of project resources.

5-4

Table 5-1:         Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drillholes)	Results of Work
Reno Creek – Southwest Reno Creek
	American Uranium Corporation and Tennessee Valley Authority JV	Controlled Southwest Reno Creek and drilled exploration holes.	~700	Delineation of mineralized areas.
2007	AUC	Advanced project through acquisition of most major permits and required authorizations.	N/A	Secured permits and required authorizations.
2017	UEC	Consolidated ownership of multiple Resource Areas and oversaw technical reporting and auditing of Project resources.	N/A	Consolidation of ownership. Auditing of project resources.
Reno Creek – Moore, Pine Tree, and Bing
1960s	Utah International Mining Company	Exploration on Moore and Pine Tree Resource Areas.	N/A	Delineation of mineralized areas.
Late 1970s	Pathfinder Mines, Inc.	Utah International Mining Company becomes Pathfinder Mines, Inc. and continues exploration on Moore and Pine Tree Resource Areas.	>1,560	Delineation of mineralized areas.
1980s	Rocky Mountain Energy	Obtained ownership of Moore Area, continued exploration drilling until the 1990s.	>400	Acquired project area. Delineation of mineralized areas.
1960s	Cleveland-Cliffs Iron Company	Exploration of Bing Area, drilled several hundred exploration holes and conducted limited hydrologic testing in the 1970s	177	Delineation of mineralized areas through drilling and conducted hydrologic testing.
2007	AUC	Consolidated the Resource Areas under one owner.	N/A	Consolidated ownership.
2017	UEC	Oversaw technical reporting and auditing of project resources.	N/A	Auditing of Project resources.
Ludeman
1960s-1970s	Cordero Mining

Numerous exploration companies including Teton Exploration, Power Resources, Inc., Uranium Resources, Inc., and Malapai Resources Company (a subsidiary of Arizona Public Services) collectively explored in the project area.

			~5,420	Explored for uranium roll-front mineralization and delineated deposits in the project area.

5-5

Table 5-1:         Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drillholes)	Results of Work
Ludeman (continued)
1980	United Nuclear Corp. (UNC) and partner Teton

Constructed and operated the Leuenberger ISR pilot test facility for 12 months. Groundwater restoration was completed following production and a commercial permit to mine was granted. Due to a decline in the market, the permitted mine was not placed into commercial operation and the permit expired.

			N/A	Produced 12,800 lbs. of U3O8 from the pilot facility.
1981	Uranium Resources, Inc.	Constructed and operated the North Platte ISR project on a portion of the Ludeman project area. The pilot test facility produced for 5 months during 1982.	N/A	Produced 1,515 lbs. of U3O8 from the pilot facility.
1980s	Malapai Resources Company	Permitted the Peterson Project for pilot operations but was never operated.	N/A	Facility was never operated.
1985-Early 1990s	Central Electrical Generating Board of England (known as PRI)

Nedco and Union Pacific properties were consolidated into the Teton Leuenberger Project. PRI purchased the property and added to the acreage through the purchase of adjacent claim blocks owned by Kerr-McGee.

			N/A	Ownership transition and growth in acreage through acquisitions.
Late 1990s	PRI	Leuenberger properties were released due to declining market trends. Some claims reverted to previous owners.	N/A	Decrease in claims and generally the project area.
Early to Mid- 2000s	High Plains Uranium and Energy Metals	High Plains Uranium held most claims and leases in the Ludeman project area. Energy Metals held the remaining claims in the project area.	N/A	Claims and leases increased in the project area.
2007	Energy Metals	Energy Metals acquired High Plains Uranium.	N/A	Consolidation through acquisition.
Late 2007-2021	Uranium One

Uranium One acquired Energy Metals in late 2007 and continued exploration of the project area from 2007 through 2012. The primary goals of drilling included exploration to establish continuity of regional ore trends, development drilling to determine the lateral extents of the ore body, stratigraphic investigation, confirmation of the location and nature of mineralization, and collection of cores for leach testing and analysis of uranium, mineralogy, trace metals, disequilibrium, permeability, porosity, and density. Acquired the WDEQ/LQD mine permit and NRC license.

			~2,180	Continued exploration of project area. Additional holes included boreholes, core holes, and monitor wells.
2021	UEC	Ludeman project area acquired by UEC from Uranium One.	N/A	Ownership transition.

5-6

Table 5-1:         Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drillholes)	Results of Work
Allemand-Ross
1967-1970	Kerr-McGee, Homestake, Teton	Early uranium exploration completed by the three companies in the Allemand-Ross project area. Exploration was typically for shallower mineralization (<1,000 ft.).	~100	Exploration of shallow mineralization (<1,000 ft).
1971-1984	Conoco

Conoco staked lode mining claims in 1969. In 1970, Conoco entered an agreement with National Resources Corporation to earn in on the Allemand-Ranch land holdings. National Resources’ interests were acquired by Pioneer Nuclear in 1972 and the joint venture partnership was maintained until 1975. In 1979, Conoco formed an association with Power Reactor & Nuclear Fuel Development Corporation (PNC). Conoco continued to operate the drilling program. Conoco closed its mineral department in 1984.

			~1,180	A significant amount of the mineralization within the Allemand-Ross project area was delineated.
1984-1988	PNC	PNC assumed control of the Allemand-Ross project area and continued exploration.	~50	Additional exploration completed by PNC.
Early 1990s	PNC	Mineral rights were allowed to lapse due to further declining uranium market conditions.	N/A	Lost mineral rights.
Early 2000s-2005	High Plains Uranium (HPU) and Energy Metals Corporation (EMC)	Claims and leases were acquired during the uranium market upswing. HPU held most claims and leases and EMC holding the remainder of the Allemand-Ross project area.	N/A	Mineral rights were acquired.
2007	EMC	EMC acquired HPU. The properties were consolidated.	N/A	Properties consolidated.
Late 2007-2021	Uranium One	Uranium One acquired EMC. Uranium One proceeded to conduct verification and resource enhancement drilling. Most drilling was completed between 2008 and 2010.	~300	Additional exploration completed within the project areas with average depths ranging from 1,118 ft to 1,546 ft.
2021	UEC	Allemand-Ross project area acquired by UEC from Uranium One.	N/A	Ownership transition.

5-7

Table 5-1:         Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drillholes)	Results of Work
Barge
1969	Mono Power Company (Mono) and Rocky Mountain Energy Company (RME)

Under a joint venture, Mono and RME conducted the initial exploration program through drilling. Upon successful exploration, the Bear Creek Uranium Company was formed under general partnership between Mono and RME.

			Unspecified and included in the total estimate	Successful exploration led to joint venture and mill construction.
1975-1982	Bear Creek Uranium Company	A mill was constructed in 1975. Open pit mining operations began in 1977 until 1982. Mining claims were dropped after 1982.	~6,880	4.7 million tons of material from open pit mining processed at the Bear Creek mill.
2006	Energy Metals Corporation (EMC)	EMC located the unpatented mining claims and acquired the state mineral leases.	N/A	Lapsed mineral leases acquired.
2007-2021	Uranium One	Uranium One acquired EMC and all rights to the Barge project area.	None as of 2019	No exploration had been completed. Right to mine secured.
2021	UEC	Barge project area acquired by UEC from Uranium One.	N/A	Ownership.
Jab
Unspecified	Silverbell Industries	Originator of the Jab project area.	Not specified.	Project area initially developed.
1972-1985	Union Carbide Corporation (UCC)

Delineated an area of shallow oxidized mineralization and completed feasibility studies for open pit mining. The plan was not executed, and a mining permit was prepared for the WDEQ/LQD. The permit was withdrawn due to the declining uranium market in 1982.

			~1,830	Delineation of shallow oxidized material.
1985-2000	Yellowstone Fuels	Property held until a decline in the uranium market in 2000. No data developed by Yellowstone Fuels were available for evaluation.	No data available.	Project area held but not substantially developed.
West Jab
Unspecified	AMAX Petroleum Company	Originator of the West Jab project area.	Not specified.	Project area initially developed.
1975-1983	Western Nuclear Corporation (WNC)	WNC drilled the West Jab project area until 1983 when uranium markets had dropped. WNC terminated claim. AMAX Petroleum Company regained control until the claims were dropped.	~1,020	Exploration completed by WNC.

5-8

Table 5-1:         Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drillholes)	Results of Work
Jab/West Jab
2006	Energy Metals Corporation (EMC)	Identified the unpatented mining claims and acquired the state mineral leases.	N/A	Secured right to mine.
2007-2021	Uranium One	Uranium One acquired EMC and all rights to the Jab/West Jab project area.	None as of 2019	No exploration had been completed. Right to mine secured.
2021	UEC	Jab/West Jab project area acquired by UEC from Uranium One.	N/A	Ownership transition.

5-9

6.0	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT

6.1	Regional Geology

6.1.1	Powder River Basin

The Irigaray, Christensen Ranch, Moore Ranch, Reno Creek, Ludeman, Allemand-Ross, and Barge project areas reside in the PRB. The PRB extends over much of northeastern Wyoming and southeastern Montana and consists of a large north-northwest trending asymmetric syncline, with the basin axis located to the west of the projects. The PRB is bounded by the Big Horn Mountains and Casper Arch to the west, the Black Hills to the east, and the Hartville Uplift and Laramie Mountains to the south. The PRB is filled with marine, non-marine, and continental sediments ranging in age from early Paleozoic through Cenozoic. Figure 6-1 shows a generalized stratigraphic column of the PRB, Figure 6-2 shows locations of cross sections in the PRB, and Figure 6-2a and 6-2b contain cross sections of the PRB (McKeel et al., 1973, Flores er al., 2010).

Within the PRB, the Paleocene Fort Union Formation conformably overlies the Lance Formation and is a fluvial-sedimentary stratigraphic unit that consists of fine to coarse-grained arkosic sandstone which is interbedded with siltstone, mudstone, and carbonaceous materials. In some areas of the PRB the Fort Union Formation is dived into two members, identified as the Upper and Lower members of the Fort Union Formation. However, Flores (2004) divides the Fort Union into three members, the Tullock, Lebo, and Tongue River members (oldest to youngest). The Tullock Member consists of sandstone, siltstone, and sparse coal and carbonaceous shale. The Lebo Member consists of abundant drab gray mudstone, minor siltstone and sandstone, and sparse coal and carbonaceous shale beds. The Tongue River Member consists of interbedded sandstone, conglomerate, siltstone, mudstone, limestone, anomalously thick coal beds, and carbonaceous shale beds. This member has been mined extensively for its coal beds which can be hundreds of feet thick (Flores, 2004). The total thickness of the Fort Union Formation varies between 2,000 and 3,500 ft (Conoco, 1981; Sharp et al., 1964).

Uranium mineralization occurs in zones that are located in channel sands of the Fort Union Formation. These channel sands are typical fining upward sand sequences consisting of fine-grained sandstones. The zones of mineralization formed as typical roll-front deposits in these sandstones (Sharp et al., 1964).

The early Eocene Wasatch Formation unconformably overlies the Fort Union Formation around the margins of the PRB. However, the two formations are conformable and gradational towards the basin center. The relative amount of coarse, permeable clastics increases near the top of Fort Union, and the overlying Wasatch Formation contains numerous beds of sandstone that can sometimes be correlated over wide areas. Wasatch-Fort Union contact is separated by Paleocene and Eocene rocks and is generally placed above the Roland coal (Flores, 1999). However, other authors have placed the Wasatch-Fort Union contact above the School, Badger, and Anderson Coals in other parts of the PRB. This contact is approximated on the PRB cross sections which can be viewed on Figures 6-2a and 6-2b (Denson et al., 1978; Flores et. al, 2010). The locations of these cross sections are shown on Figure 6-2.

The Wasatch Formation occurs at the surface in the central PRB but has been mostly removed by erosion with only small, scattered outcrops present in the southern PRB. The Wasatch is also a fluvial sedimentary unit that consists of a series of silt to very coarse-grained gradational intervals in arkosic sandstone. The sandstone horizons in the Wasatch are the host rocks for several uranium deposits in the central PRB. Within this area, mineralization is found in a 50-100-foot-thick sandstone lens. On a regional scale, mineralization is localized and controlled by facies changes within this sandstone, including thinning of the sandstone unit, decrease in grain size, and increase in clay and organic material content. The Wasatch formation reaches a maximum thickness of about 1,600 ft and dips northwestward from one degree to two and a half degrees in the southern and central parts of the PRB (Conoco, 1980; Sharp et al., 1964).

6-1

GEOLOGIC FORMATION OR MEMBER
UNIT DESCRIPTION
TERTIARY
CRETACIOUS
EOCENE
PALEOCENE
UPPER
Fort Union Formation
Wasatch Formation
Lenticular arkosic sandstones, shale, clayey sands
Tongue River Member
Interbedded sandstone, conglomerate, siltstone, mudstone, limestone, anomalously thick coal beds, carbonaceous shale beds, and uranium bearing sandstones
Lebo Shale Member
Abundant drab gray mudstone, minor siltstone and sandstone, and sparse coal and carbonaceous shale beds
Tullock Member
Sandstone, siltstone, and sparse coal and carbonaceous shale
Lance Formation
Thinly bedded, brown to gray sandstones and shales
Fox Hills Sandstone
Regressive shoreline sandstones
Lewis Shale or equivalent
Thick marine shale, regional confining layer
1,000 FEET
300 METERS
0
0
EXPLANATION
Conglomerate
Sandstone
Sandstone, siltstone, mudstone, and limestone
Coal and carbonaceous shale

Figure developed from Hinaman 2005 and Flores 2004

Figure 6‑1:         PRB Stratigraphic Column

6-2

Figure 6‑2:         PRB Projects Cross-Section Location Map

R80W
R75W
R70W
T 45 N
T 40 N
T 35 N
Irigaray CPP
A
A'
B
B'
C
C'
D
D'
Christensen Ranch
Johnson
Campbell
WRIGHT
Weston
Reno Creek
Moore Ranch
Ross Road
Jenne Trail Road
MIDWEST
Allemand-Ross
Barge
Converse
WYOMING
Natrona
Ludeman
CASPER
GLENROCK
25
26
20
87
0 5 10 20
Miles
Uranium Energy Corp
500 N Shoreline Blvd 800N, Corpus Christi, TX 78401
Date: March 2022
By: WWC/RAV
Checked: WWC/BJS

Figure 6-2
PRB Projects Cross-Section Location Map

6-3

Figure 6‑2a:         PRB Projects Cross-Sections A-A’ and B-B’

6-4

Figure 6‑2b:         PRB Projects Cross-Sections C-C’ and D-D’

6-5

The Oligocene White River Formation overlies the Wasatch Formation and has been removed from most of the basin by erosion. Remnants of this unit crop out on the Pumpkin Buttes, and at the extreme southern edge of the PRB. The White River Formation consists of clayey sandstone, claystone, a boulder conglomerate, and tuffaceous sediments (Sharp et al., 1964) which may be the primary source rock for uranium in the southern part of the PRB as a whole (Conoco, 1980; Sharp et al., 1964). The youngest sediments consist of Quaternary alluvial sands and gravels locally present in larger valleys. Quaternary eolian sands can also be found locally.

6.1.2	Great Divide Basin Regional Geology

The Jab/West Jab project area is located within the north-central part of the GDB. The GDB and the Washakie Basin in the southwest together compromise the greater Green River Basin. These basins contain up to 25,000 ft of Cretaceous to recent sedimentary rocks. Figure 6-3 is a generalized stratigraphic column of the GDB and Figure 6-4 shows the GDB cross section location, and the cross section is shown on Figure 6-4a.

During the end of the Cretaceous Period, the Laramide Orogeny divided the Wyoming Basin Province into a series of down warped basins. As these basins were created, uplift created the Granite and Seminoe Mountains, and older formations were altered during the same time. In the northern regions of the GDB, swamps, alluvial plains, and fluvial fans were present at the margins of the uplifted Granite Mountains. To the southwest, the GDB is occupied by the lacustrine Eocene Green River Formation and by the lower energy Wasatch Formation. These two facies interfinger with the high-energy fluvial facies of the Battle Spring Formation at the central and eastern areas in the GDB. (Dribus and Nanna, 1982)

Uranium deposits occur principally in the Battle Spring Formation which consists of alluvial-fluvial fan deposits of west- to southwest-flowing paleodrainage. The common rock type is arkosic sandstone with interbedded claystone. These types of rock are typical of alluvial-fan facies. Much of this material is sourced from the Granite Mountains, by blockages in normal drainages due to differential subsidence rates. The Wasatch Formation, due to its fluvial nature, contains interbedded siltstones, coal, carbonaceous shale, fine-grained sandstone, sandy limestone, and medium-grained fluvial sandstones.

The permeable medium- to very coarse-grained sandstones and arkoses are a favorable host for sandstone-type uranium deposits. Fluvial channels incised into less permeable underlying siltstones and sandstones in the Battle Spring during early Eocene time. The channels were backfilled by the massive, poorly-sorted, coalescing alluvial fan deposits, known as the Battle Spring Formation. The Battle Spring Formation includes impermeable carbonaceous shales that created an impermeable boundary for uranium deposits.

6-6

Figure 6‑3:         GDB Stratigraphic Column

6-7

Figure 6‑4:         GDB Projects Cross-Section Location Map

Fremont
Lost Creek
Arapahoe Creek
Lost Creek
E
E'
Sweetwater
BLM RD 3212
N
0
3,000
6,000
12,000
Feet
Uranium Energy Corp
500 N Shoreline Blvd 800N, Corpus Christi, TX 78401
Date: December 2021
By: WWC/RAV
Checked: WWC/BJS

Figure 6-4
Great Divide Basin
Cross-Section Location Map

6-8

Figure 6‑4a:         GDB Projects – Jab/West Jab Cross-Section

6-9

Overbank and floodplain deposits in the Battle Spring Formation also were likely to restrict groundwater flow. These boundaries focused uranium-rich waters into confined permeable units. Faulting also created structural and permeability control (Wallis, 2005).

6.2	Local Geology

6.2.1	Powder River Basin Local Geology – Wasatch Formation Hosted Mineralization

The Irigaray, Christensen Ranch, Moore Ranch, and Reno Creek project areas target mineralization in the Eocene aged Wasatch Formation. The Barge project area mineralization occurs in both the Wasatch Formation and the Paleocene Fort Union Formation. This Chapter discusses the local geology and mineralization of the Wasatch Formation. Geology and mineralization of the Fort Union Formation is discussed in Chapter 6.3 of this TRS.

Mineralization in the project areas occurs in fluvial sandstones of the lower parts of the Wasatch Formation. Most of the upper Wasatch Formation has been eroded away. The sandstones are arkosic, fine- to coarse-grained with local calcareous lenses. The sandstones contain minor amounts of organic carbon that occurs as dispersed bits or as stringers. Unaltered sandstones are generally gray while altered sandstones are tan or pink due to hematite, or show yellowish coloring due to limonite (Utah International, 1971).

Pyrite occurs in several forms within the host sandstones. In unaltered sandstones, pyrite occurs as small to large single euhedral crystals associated with magnetite, ilmenite, and other dark detrital minerals. In altered sandstone, pyrite is typically absent, but locally occurs as tarnished, very fine-grained euhedral crystals. In areas of intense or heavy mineralization, pyrite locally occurs as massive, tarnished crystal aggregates (Utah International, 1971).

The Christensen Ranch and Irigaray project areas contain portions of three alteration systems, all within fluvial sands of the Wasatch. These fluvial host systems are labelled K1, K2, K3, and K4 sands and are in descending order. These sands vary in thickness from 0 ft to 100 ft within Irigaray and Christensen Ranch project areas. They coalesce within portions of the project areas and form massive sand sequences of roughly 250 ft (80 m) in thickness. These sands in turn host the K1, K2, K3, and K4 uranium roll-front systems, each of which is composed of multiple stacked individual roll-front deposits.

At Reno Creek, the Felix Coal seams are laterally continuous in the North and Southwest Reno Creek resource areas and extend northward into the Moore and Bing resource areas. The Felix Coal seams and the underlying Badger Coal seam provide important correlation points across the project. Sandstone horizons that host uranium mineralization within the production zone aquifer are typically cross-bedded, graded sequences fining upward from very coarse-grained at the base to fine-grained at the top, representing sedimentary cycles from 5-20 ft thick. Stacking of depositional cycles resulted in sandstone body accumulations over 200 ft thick.

Geology at Moore Ranch is similar to the geology at the North and Southwest Reno Creek resource areas and includes the Felix and Badger coals. The mineralized host sand lies 5 to 30 ft below this coal bed and at a depth of 200–350 ft below the surface. The host sandstone is 80-150 ft thick.

6-10

6.2.2	Powder River Basin Local Geology – Fort Union Formation Hosted Mineralization

The Allemand-Ross and Ludeman project areas along with portions of the Barge area target mineralization in the Fort Union Formation, which underlies the Wasatch Formation. The host rocks for the uranium ore deposits in the project areas are the arkosic sandstones of the Fort Union Formation. These channel deposits are confined by mudstones that serve as aquitards to the water saturated aquifers (Lemmers and Smith, 1981).

The arkosic sandstones of the Fort Union Formation are gray to red, clay rich, cross bedded, cherty, and poorly sorted, with grain sizes in individual beds ranging from fine to very coarse with coarse being the average. Minor to very abundant pyrite and carbonaceous material are present in most of the unaltered (unoxidized) channel deposits. The finer grained rocks range from medium gray siltstones to dark gray carbonaceous claystones. Structure contours indicate a gentle dip to the northeast at an average of one degree (Lemmers and Smith, 1981).

At Allemand-Ross, the Fort Union Formation is divided into three members, with mineralized sands in the Lebo member. However, in certain areas at the edge of the PRB the contacts between members become uncertain and the Fort Union is broken up into two members, the Upper and Lower Fort Union Formation (Sharp et al., 1964). Ludeman is located at the southern end of the PRB. Therefore, mineralization occurs in the Lower Member of the Fort Union there, which correlates to Lebo Member mineralization at Allemand-Ross (WWC, 2019b & WWC 2019c).

6.2.3	Geology – Battle Spring Hosted Mineralization (Jab/West Jab)

One of the primary stratigraphic units in the Jab/West Jab project area is in the Battle Spring Formation, which is the host to uranium mineralization. The Battle Spring Formation is overlain by erosional remnants of the Laney Member of the Green River Formation and the Bridger Formation. The Battle Spring Formation was deposited by a large alluvial fan system consisting of deposits of very fine to very coarse grained arkosic sandstones with interbedded think shales, mudstones, and localized conglomerates. The Battle Spring Formation is relatively flat in the project areas. In the Jab area, there is a high-angle normal fault, which forms the northern limit of mineralization in the Silverbell portion of the deposit. The displacement along the fault is approximately 80 ft. The Silverbell portion of the mineralization is on the down-thrown side of the fault, while the RD portion of the mineralization is on the up-thrown side of the fault. Within the Jab area, mineralization occurs within a single sandstone unit. At West Jab, most of the mineralization occurs within a single unit; however, in the northeast portion of the project, there is also mineralization in a lower sand unit (BRS, 2019b).

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6.3	Mineralization and Deposit Type

Uranium mineralization at the project areas is typical of Wyoming roll-front sandstone deposits. The formation of roll-front deposits is largely a groundwater process that occurs when uranium-rich, oxygenated groundwater interacts with a reducing environment in the subsurface and precipitates uranium. The most favorable host rocks for roll-fronts are permeable sandstones with large aquifer systems. Interbedded mudstone, claystone, and siltstone are often present and aid in the formation process by focusing groundwater flux. The geometry of mineralization is dominated by the classic roll-front “C” shape or crescent configuration at the redox interface. The highest-grade portion of the front occurs in a zone termed the “nose” within reduced ground just ahead of the alteration front. Ahead of the nose, at the leading edge of the solution front, mineral quality gradually diminishes to barren within the “seepage” zone. Trailing behind the nose, in oxidized (altered) ground, are weak remnants of mineralization referred to as “tails” which have resisted re-mobilization to the nose due to association with shale, carbonaceous material, or other lithologies of lower permeability. Tails are generally not amenable to ISR because the uranium is typically found within strongly reduced or impermeable strata, therefore making it difficult to leach (Davis, 1969 & Rackley, 1972).

6-12

7.0	EXPLORATION

7.1	Drilling Programs

Drilling was conducted by conventional rotary methods using a variety of bit diameters and configurations. Drilling programs generally followed industry standards where cuttings are collected at regular intervals and examined by an on-site geologist to record lithology and geochemical alteration (redox state). Holes are then probed using gamma ray, spontaneous potential and single point resistance, or other logging methods to aid in grade estimation and lithologic correlation. Cores were also collected from a limited number of holes throughout the project areas. Cores were collected at the drill by a geologist, boxed and labeled as appropriate, and transported to a secure facility. Cores were then logged and scanned with radiation detection devices, and samples were identified and marked. Core samples were then sent to laboratories for testing for disequilibrium, metallurgy, and hydrogeological parameters. It is the opinion of the QP that the drilling and core sampling methods were consistent with standard industry practices at the time the programs were conducted.

Since acquiring the properties, UEC has performed no exploration and has relied entirely on legacy data for the updated mineral resource estimates and project planning. Table 7-1 below summarizes the historical exploration programs that have been conducted at the project areas. Figures 7-1 through 7-3 depict the drill holes at each project area.

Table 7-1:         Project Area Exploration Drilling Programs Summary

Project Area	Number of Drill Holes	Number of Core Holes	Exploration Year Range	Drill Type	Total Drill Footage (ft.)
Irigaray	1,832	-[1]	1969 – 1996	Rotary	688,302
Christensen Ranch	14,499	142	1967 – 2000	Rotary	7,223,715
Moore Ranch	3,503	134	1971 - 2011	Rotary	1,162,202
Reno Creek	10,151	42	1968 – 2013	Rotary	-[2]
Ludeman	7,567	-[1]	1967 – 2012	Rotary	3,783,022
Allemand-Ross	1,642	35	1967 – 2010	Rotary	2,183,387
Barge	6,875	-[1]	1969 – 1985	Rotary	-[2]
Jab/West Jab	2,854	-[1]	1972 – 2007	Rotary	1,006,120

1 Core holes included in drill hole count.

2 The total drill footage completed in this project area is not available.

Considering the number of drill holes and associated data, the QP did not review all of the drilling information for the project areas. Rather, the QP reviewed select logs from each of the project areas and evaluated the quality and nature of the work done by previous owners. In the opinion of the QP, previous work by multiple operators/owners was conducted using industry standard practices and procedures meeting regulatory requirements in place at the time the work was conducted.

7-1

Figure 7-1:         Drill Hole Map for the Irigaray, Christensen Ranch, Reno Creek, and Moore Ranch Project Areas

R75W
Pumpkin Creek
Irigaray CPP
Christensen Ranch
Wild Horse Creek
T
45
N
T
45
N
Campbell
Johnson
PUMPKIN
BUTTES
All Night Creek
Reno Creek
Cottonwood Creek
Moore Ranch
Bates Creek
Ninemile Creek
R75W
Natrona
T
40
N
N
0
2.5
5
10
Miles
Uranium Energy Corp
500 N Shoreline Blvd 800N, Corpus Christi, TX 78401
Date: March 2022
By: WWC/RAV
Checked: WWC/BJS

7-2

Figure 7‑2:         Drill Hole Map for the Allemand-Ross, Barge, and Ludeman Project Areas

R75W
R70W
Allemand-Ross
Barge
CONVERSE COUNTY
Bear Creek
Dry Fork Cheyenne River
Duck Creek
Willow Creek
Dry Creek
Box Creek
Converse
T
35
N
T
35
N
Ludeman
Sand Creek
Glenrock
North Platte River
R70W
R75W
N
0
2.5
5
10
Miles

Uranium Energy Corp

500 N Shoreline Blvd 800N, Corpus Christi, TX 78401

Date: March 2022	By: WWC/RAV	Checked: WWC/BJS

7-3

Figure 7‑3:         Drill Hole Map for the Jab/West Jab Project Areas

R95W
R94W
Bison Basin Rd
Lost Creek
Fremont
West Jab
Lost Creek
T
27
N
T
26
N
Jab
Arapahoe Creek
BLM RD 3221
Lost Creek
Sweetwater
BLM RD 3212
N
0
3,000
6,000
12,000
Feet
UEC
Uranium Energy Corp
500 N Shoreline Blvd 800N, Corpus Christi, TX 78401
Date: March 2022
By: WWC/RAV
Checked: WWC/BJS

7-4

7.2	Hydrogeologic Information

The hydrogeologic investigations conducted in the project areas include surface water and groundwater investigations, aquifer property investigations, and groundwater modeling.

Surface water and groundwater investigations have been conducted with respect to water quality and surface water flow characteristics. These investigations were conducted as part of general site investigations and to satisfy regulatory requirements for baseline site characterization. Water quality testing has consisted of sampling wells, stream channels, and impoundments within and near the project areas. At some projects, samples were collected regularly throughout the year according to state and federal regulatory requirements for baseline sampling plans. At other projects limited sampling was conducted for general investigative purposes. Sampling programs conducted as part of baseline characterization for permitting must follow standard procedures for sample security and quality assurance/quality control (QA/QC) including chain of custody forms and appropriate duplicate and blank samples.

The dominant method for determining hydraulic properties of the aquifers in the project areas is in-situ testing using aquifer pump tests. Aquifer pump tests conducted included single and multi-well tests, where a well is pumped at a specific yield and the drawdown or response in neighboring wells is observed. The observations are analyzed using a regression analysis to estimate parameters such as the transmissivity and storage coefficient of the aquifer. Aquifer pump test results allow in-situ characterization of the production zone aquifer to demonstrate sufficient geologic confinement and transmissivity for ISR operations. Aquifer pump testing has historically and is currently the industry standard for characterization of groundwater flow parameters. In some cases, lab physical testing of core samples for permeability and porosity was also conducted. Procedures related to core sampling and testing are discussed in Chapter 7.1 of this TRS.

The QP was unable to review all of the data associated with hydrogeologic investigations at the project areas due to the quantity of data. In addition, some of the data was not available for the review. It is the opinion of the QP that previous hydrogeologic studies were generally conducted using industry standard practices and procedures meeting regulatory requirements in place at the time the work was conducted. Historic mining in areas not previously evaluated for hydrogeologic conditions would suggest that physical characteristics of the host formations is conducive to ISR.

The level of hydrogeologic investigation conducted for the individual project areas generally correlates to the overall progress of the project, as it relates to regulatory permitting and approval. Extensive hydrogeologic testing is required to obtain state and federal permits for ISR operations. UEC’s project areas included in this TRS are in varying stages of development. Project areas such as Christensen Ranch have been developed and have significant production, while projects such as Barge have not yet been permitted. Table 7-2 below classifies each property from low to high based on the extent of hydrogeologic investigation that has been conducted to date. For additional details on the hydrogeologic investigations conducted in the project areas, please refer to the applicable permit documents for each project area available from WDEQ.

7-5

Table 7-2:         Extent of Project Area Hydrogeologic Investigations

Project Area	Surface Water Investigation	Groundwater Investigation	Aquifer Hydraulic Property Investigations	Groundwater Modeling	Notes
Irigaray	Low	Medium	Medium	Medium

Although a majority of the resources in the Irigaray project area are not permitted, historic groundwater investigations including aquifer pump testing and groundwater modeling have been conducted. Limited investigation has been conducted with respect to classifying surface water and groundwater quality.

Christensen Ranch	High	High	High	High

The Christensen Ranch project area is fully permitted and has been extensively investigated. Analyses include historic and recent aquifer pump tests, groundwater models, and water quality testing conducted in support of state and federal permitting actions and for mine planning.

Moore Ranch	High	High	High	High

The Moore Ranch project area is fully permitted and has been extensively investigated. Analyses include historic and recent aquifer pump tests, groundwater models, and water quality analysis conducted in support of state and federal permitting actions and for mine planning.

Reno Creek	Medium	Medium	High	Medium

A majority of the North and Southwest Reno Creek Resource Areas have been extensively investigated as part of previous permitting actions. The Pine Tree, Bing, and Moore Resource Areas have not been permitted and therefore have not been as thoroughly investigated although aquifer pump tests have been conducted in these areas. Testing to date is adequate to characterize the project for regulatory and high-level operational purposes.

Ludeman	High	High	High	Medium

The Ludeman Project is fully permitted and has been extensively investigated. Analyses include historic and recent aquifer pump tests, groundwater modeling, and water quality testing conducted in support of state and federal permitting actions and for mine planning.

Allemand-Ross	Low	Medium	Medium	Low

The Allemand-Ross project area has not been permitted although some historic and recent groundwater investigations have been conducted. The investigations include water quality analysis and aquifer testing.

Barge	Low	Low	Low	Low

The Barge project area has not been permitted for uranium recovery and therefore limited hydrogeologic investigation has been conducted. The QP believes formations will support ISR based on nearby projects and operations.

Jab/West Jab	Medium	Medium	Medium	Low

The Jab portion of the project area was included in a previous uranium recovery permitting action that was submitted in 2008 then withdrawn. As part of the permitting action considerable hydrogeologic investigation was conducted including water quality and pump testing. Comprehensive hydrogeologic investigations at the West Jab project area have not been conducted although some historic groundwater investigations occurred in the 1980s.

7-6

7.3	Geotechnical Information

Project areas where geotechnical investigations have been conducted include Irigaray, Christensen Ranch, Ludeman, and Reno Creek. Investigations generally included shallow borings to determine soil properties and depth to groundwater for designs of plant building foundations and holding ponds. Additional details of the investigation at the Reno Creek project area are included in the TRS prepared for the Reno Creek Project (WWC, 2022). Details of investigations conducted at the Irigaray, Christensen Ranch, and the Ludeman project areas are included in the permit documents for the Willow Creek Project. These documents are available from the WDEQ. Geotechnical investigations will be conducted at the other project areas prior to construction of satellite plants, holding ponds, and other associated infrastructure.

The QP was only able to review a portion of the geotechnical investigations since the investigations at Irigaray and Christensen Ranch were not available for review. However, it is of note that these investigations were used in the design of the Irigaray and Christensen Ranch facilities, and to the QP’s knowledge these facilities are currently functioning without issue. The QP reviewed the geotechnical investigation conducted at the Reno Creek and Ludeman project areas. In the opinion of the QP, the methodology of these investigations is appropriate, and the results are reasonable and acceptable.

7-7

8.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY

8.1	Typical and Standard Industry Methods

UEC has not carried out any sampling on the Project. All the data used for the mineral resource estimate are from historic drill holes with uranium assays by gamma logging of the holes and chemical assays by core drilling. No details are available on sample preparation, analyses, and security for this work.

UEC has QA/QC procedures to guide drilling, logging, sampling, analytical testing, sample handling, and storage.

Downhole Geophysical Logging

Geophysical logging was routinely conducted for every drill hole on the Project. Geophysical logs typically collected data for gamma ray, single-point resistance, spontaneous potential, neutron, and drill hole deviation. Natural gamma logs provide an indirect measurement of uranium content by logging gamma radiation in counts per second (CPS) at one-tenth foot intervals, CPS are then converted to equivalent U3O8 (eU3O8). The conversion requires an algorithm and several correction factors that are applied to the CPS value. The correction factors include a k-factor, dead time factor, and water factor. K-factors and dead times vary from probe to probe and can also vary in each probe over time. Each probe is regularly recalibrated at the U.S. Department of Energy test pit located in Casper, Wyoming.

In all holes drilled, downhole deviation surveys provided true depth, azimuth, and distance from collar location. Deviation rarely exceeded 5 ft, so true depth correction is insignificant. All recent drill hole collar locations were surveyed using Trimble GPS technology to provide easting and northing coordinates and elevations.

All recent logging data was recorded in digital and hard copy paper formats and provided to UEC geologists by the logging operators. The logs are transferred to electronic versions with the field geologist’s lithology logs for further evaluation. UEC drill data for the project is kept in a Microsoft Access database on a local, secure server with physical backups maintained in a safety deposit vault.

Core Drilling

Core samples were collected at the drill by the supervising geologist, boxed and labeled with appropriate identification. Core boxes were transported to the locked warehouse and stored securely until they were sampled and sent for analysis.

When each core hole was completed, it was logged using a downhole geophysical tool using the same procedures as were used for conventional rotary holes.

Core was logged by a staff geologist, scanned with radiation detection equipment to assist sample identification, and samples were identified, marked, and split for analysis. Each sample was documented and described in detail, and a sequenced sample identification number was given to each sample. Samples were wrapped in sealed plastic bags with the ID number placed inside the bag and written on the outside of the bag for repetitive reassurance that the correct sample ID would be used. Once all the samples were prepared, a chain of custody form was prepared for each laboratory. Chain of custody forms are on file with UEC. Samples were either hand delivered to local laboratories or shipped to the out-of-town labs.

8-1

In general, sample preparation and analytical procedures followed standard industry practices. These practices included: measurement and detailed geologic descriptions, evaluation using hand-held scintillometer, correlation with down hole geophysical logs, bagging and sealing to prevent oxidation and boxing to maintain core integrity.

Core samples from the Project were analyzed my multiple independent labs including Core Laboratories in Denver, Colorado and Houston, Texas, Energy Laboratories in Casper, J.E. Litz and Associates of Golden, Colorado, Weatherford Laboratories (now Stratum Reservoir) of Casper, and Inter-Mountain Labs, Inc. (now Pace Analytical Services, LLC) of Sheridan, Wyoming.

Energy Laboratories has been accredited by the National Environmental Laboratory Accreditation Council, the NRC, Multi-Agency Radiological Laboratory Analytical Protocols via: EPA, U.S. Department of Defense, U.S. Geological Survey, U.S. Department of Energy, NRC, U.S. Food and Drug Administration, and the National Institute of Standards and Technology.

Equilibrium Studies

The great majority of the data available for estimation of mineral resources is radiometric geophysical logging data from which the uranium content is interpreted. Radiometric equilibrium conditions may affect the grade and spatial location of uranium in the mineralization. Generally, an equilibrium ratio of Chemical U3O8 (c) to Radiometric eU3O8 (e) is assumed to be one, i.e., equilibrium is assumed. Equilibrium occurs when the relationship of uranium with its naturally occurring radioactive daughter products is in balance. Oxygenated groundwater moving through a deposit can disperse uranium down the groundwater gradient, leaving most of the daughter products in place. The dispersed uranium will be in a favorable state of disequilibrium (c/e = greater than 1) and the depleted area will be in an unfavorable state (c/e = less than 1). The effect of disequilibrium can vary within a deposit and has been shown to be variable from the oxidized to the reduced side of the roll-fronts.

Borehole Drill Cuttings

During drilling of all holes, cuttings are collected at 5-foot depth intervals. Detailed descriptions of each of these samples are then documented by the field geologists. Drill cutting samples are valuable for lithologic evaluation, confirmation of electric log interpretation, and for description of redox conditions based on sample color. Identifying redox conditions in the host formation is critical for the interpretation and mapping of roll-fronts. Note, however, that cuttings samples are not analyzed for uranium content because there is considerable dilution and mixing that occurs as the cuttings are flushed to the surface. In addition, the samples are not definitive with regard to depth due to variation in the lag time between cutting at the drill bit and when the sample is collected at the surface.

Groundwater Testing

The pre-operational baseline collection period utilized guidance from WDEQ/LQD Guideline 4, WDEQ/WQD Guideline 8 and NRC Regulatory Guides 4.14 and 4.15 to ensure proper QA/QC procedures were implemented during all sampling efforts.

8-2

All samples were sent to labs where testing was conducted in accordance with applicable rules and regulations.

Key QA/QC procedures utilized included:

●	Establishing monitor locations and frequency of sampling efforts in accordance with applicable WDEQ and NRC rules and regulations;

●

Ensuring all field parameters were stabilized for three consecutive readings prior to sample collection as required when low-flow sampling techniques are used (WDEQ/LQD Guideline 4, Reference Document 10);

●	Adhering to all sample preservation and handling requirements;

●	Establishing a documented chain of custody program;

●	Collecting random duplicate samples as required;

●	Collecting field blank samples as required; and

●	Maintaining current field equipment calibration schedules as required by the manufacturer

8.2	QP’s Opinion on Sample Preparation, Security, and Analytical Procedures

In the opinion of the QP:

●

Sample collection, preparation, analysis, and security for drill programs are in line with industry-standard methods for roll-front uranium deposits, but the data are used only for disequilibrium studies;

●

Drill programs included downhole gamma, spontaneous potential, and single point resistance logs from probes that were calibrated (gamma only) at the test pits in Casper and checked routinely in a local bore hole as a QC measure. Uranium grades (eU3O8) are based entirely on probe data and are considered to have adequate quality control. Both the probe use and QC measures are in line with uranium industry standard operating procedures;

●	QA/QC measures for groundwater testing are adequate and do not indicate any problems with the analytical data;

●	Digital database construction and security are adequate. The physical database is properly organized and secure;

●	Data are subject to validation, and numerous checks that are appropriate and consistent with industry standards.

The QP did not review all procedures conducted for sample preparation, analysis, and security for each sample due to the quantity of the associated data. In the opinion of the QP, previous operators/owners used industry standard practices and procedures meeting regulatory requirements in place at the time the work was conducted. The QP is of the opinion that the quality of the uranium analytical data is sufficiently reliable to support Mineral Resource estimation without limitations on mineral resource confidence categories.

8-3

9.0	DATA VERIFICATION

9.1	Summary

The following is a summary of all data verification efforts for the project areas discussed in this TRS.

Irigaray and Christensen Ranch

●

The resource estimate is based on historic drill holes with uranium assays by gamma logging and a limited number of core holes with chemical assays. Industry standard methods were used at the time of data collection.

●

Both Christensen Ranch and Irigaray are currently on care and maintenance and have been successfully mined since 1978. Past production from both projects confirms the presence of significant mineral resources that were estimated using similar methods.

●

A study was conducted in 1982 that compared the chemical assays of 77 historic core holes drilled on the property with radiometric data that had been reinterpreted. Conclusions of the study indicate that the total grade thicknesses (GTs) are well within the margin of error expected in such calculations, but that radiometric interpretations showed a bias. The original estimates underestimated the in-place grades and overestimated the in-place thicknesses of mineralized zones. It was concluded that these biases effectively offset one another (Scott Wilson Mining, 2010).

●

Another study in 1994 was conducted with Prompt Fission Neutron (PFN) logging equipment to determine equilibrium and to determine the extent of remobilized uranium in a producing wellfield. Core samples were also collected and chemically assayed to check the accuracy of the PFN logging and further determine disequilibrium. The study found that the PFN logging determined the same vertical and horizontal mineralization limits as the gamma logs. Core hole chemical assays were also compared with historic gamma logs, and the results overall indicated reasonably good correlations between the two (Scott Wilson Mining, 2010).

●

A WWC professional previously worked at the Christensen Ranch and Irigaray project areas from 1995 until 1999. During that time, he was the only on-staff geologist at the project and was responsible for reviewing thousands of logs for mine unit planning and development and has personal knowledge of the data quality.

Moore Ranch

●

Data used for the resource estimate at the Moore Ranch project area consisted of drill maps, cross-sections, geophysical logs, and lithologic logs developed by Conoco, a major US company, intent on developing the property as a production center. Standard industry methods were used at the time of data collection.

●	Paper records of historic radiometric data were input into a spreadsheet. Radiometric log interpretation was spot checked for the higher-grade intercepts.

●

Historic drill hole locations were verified by plotting their coordinates and checking against original maps. Historic drill hole location coordinates were then converted to match the North American Datum (NAD) 83 coordinate system for recent drill holes. Approximately 10% of the historic drill holes were resurveyed.

9-1

●

Recent drill hole data included collar elevation, collar location, grade and elevation of mineralized intercepts, bottom hole elevation, and locations that had utilized modern survey grade GPS equipment.

●	Confirmation drilling by way of offset holes has been conducted by previous owners to validate historic data.

●

Since no historic core samples exist for verification, core drilling of the project area was conducted in 2006 and 2008. The cores were assayed to verify historic data and two were used for leach testing.

●

WWC prepared an independent Canadian National Instrument 43-101 (NI 43-101) Technical Report on Resources for this project area in April of 2019 (WWC, 2019a). The current resource estimate is based on that report.

Reno Creek

●

WWC prepared an independent TRS titled “S-K 1300 Initial Assessment Mineral Resource Report Reno Creek Project Campbell County, WY USA”, which was completed and was current on December 31, 2021. That report details the resource estimate data verification for the Reno Creek project area (WWC, 2022).

Ludeman

●

Data used for the resource estimate at the Ludeman project area consisted of drill maps, cross-sections, geophysical logs, lithologic logs, reports, and digital databases. Standard industry methods were used at the time of data collection.

●	Historic radiometric data log interpretation was spot checked for the higher-grade intercepts.

●

Historic drill hole locations were verified by plotting their coordinates and checking against original maps. Historic drill hole location coordinates were then converted to match the NAD 83 coordinate system for recent drill holes. Approximately 10% of the historic drill holes were resurveyed.

●

Recent drill hole data included collar elevation, collar location, grade and elevation of mineralized intercepts, bottom hole elevation, and locations that had utilized modern survey grade GPS equipment.

●	Confirmation drilling by way of offset holes has been conducted by previous owners to validate historic data.

●

The Ludeman project area has been host to two successful pilot plant studies. The Luenberger Pilot was in production for 12 months from two wellfields which recovered a combined 14,600 lbs U3O8. Recovery rates in the two wellfields were 68 percent and 27 percent of estimated in-place resources, and peak head grades were 175 ppm and 32 ppm (UNC Teton-Nedco, 1983). The North Platte Pilot was in production for five months with total recovery of 1,515 lbs of U3O8 at a recovery rate of 27 percent (Ortiz, 2005). Baseline investigations for a third pilot study were conducted by the Arizona Public Service Commission; however, actual pilot scale production was never conducted. Laboratory leach testing noted that the overall recovery averaged 76 percent of estimated in-place resource (Hazen, 1984).

9-2

●	WWC prepared an independent NI 43-101 Technical Report on Resources for this project in April of 2019 (WWC, 2019b). The current resource estimate is based on that report.

Allemand-Ross

●

Data used for the resource estimate at the Allemand-Ross project area consisted of drill maps, cross-sections, geophysical logs, lithologic logs, and historic reports developed by Conoco intent on developing the property as a production center. Standard industry methods were used at the time of data collection.

●	Paper records of historic radiometric data were input into a spreadsheet. Radiometric log interpretation was spot checked for the higher-grade intercepts.

●

Historic drill hole locations were verified by plotting their coordinates and checking against original maps. Field checks of historic drill hole locations were conducted, with the locations found to be within acceptable tolerances. Historic drill hole location coordinates were then converted to match the NAD 83 coordinate system for recent drill holes. Approximately 10% of the historic drill holes were resurveyed.

●

Recent drill hole data included collar elevation, collar location, grade and elevation of mineralized intercepts, bottom hole elevation, and locations that had utilized modern survey grade GPS equipment.

●	Confirmation drilling by way of offset holes has been conducted by previous owners to validate historic data.

●	Since no historic core samples exist for verification, core drilling of the project was conducted in 2005 with the completion of 11 holes.

●	WWC prepared an independent NI 43-101 Technical Report on Resources for this project in April of 2019 (WWC, 2019c). The current resource estimate is based on that report.

Barge

●	Data used for the resource estimate at the Barge project area consisted of original geophysical and lithologic logs and an electronic drill hole database.

●

An independent NI 43-101 Mineral Resource Technical Report Resource Estimate for the project was prepared in April of 2019 by BRS Inc. (BRS, 2019a). The QP has reviewed the data verification procedures of this report and considers the procedures credible and reliable.

●	The QP reviewed the mineral resource model and in the QP’s opinion the model is accurate and reliable.

Jab/West Jab

●	Data used for the resource estimate at the Jab/West Jab project area consisted of original geophysical and lithologic logs and an electronic drill hole database.

9-3

●

An independent NI 43-101 Mineral Resource Technical Report Resource Estimate for the project was prepared in April of 2019 by BRS Inc. (BRS, 2019b). The QP has reviewed the data verification procedures of this report and considers the procedures credible and reliable.

●	The QP reviewed a random sampling of 10 percent of the original logs and compared the GT, intercept depth, and location to the mineral intercept table used in the GT contour mineral resource estimate.

●

Confirmation drilling to validate historic data on the Jab portion of the project area was conducted by previous owners in 2006 and 2007. Twenty offset holes were drilled within 10 ft of the surface location of historic holes. With respect to total GT of all 20 verification holes, the variance from historic holes was less than 1 percent; however, variation in individual holes was higher. The GT variation of offset holes ranged from 39 percent less to 142 percent more than the historic holes.

9.2	GDB Exploration Potential

Exploration potential in the GDB was estimated for several of the trends at the Jab/West Jab project area. The mineral outline at Jab is mapped with sufficient data to provide an estimate of exploration potential. Table 9-1 contains the results from this estimate. These estimates were derived from drill holes with mineral intercept data where the spacing was too sparse to classify the resource. In the future, increased drilling in this area could upgrade this potential resource to a classified resource.

Methods

Exploration potential for this property was derived from drill holes that were spaced too far apart (800+ ft) to be considered inferred. Resources were estimated on the basis of substantial geological evidence and by projecting mineralization along the defined redox front using the nearest available data points in areas of limited sampling data. The available data was sufficient to estimate exploration potential but not sufficient to verify geological and grade continuity to a level of confidence that would support the classification of the resource.

Exploration Potential Estimate

Exploration potential estimates at the Jab/West Jab properties are shown in Table 9-1.

Table 9‑1:         Jab/West Jab Exploration Potential

Mineral Resource	GT Cutoff	Average Grade % eU3O8	Ore Tons (000s)	eU3O8 (lbs)
Jab
Exploration Potential	0.25	0.034	205	138,000
West Jab
Exploration Potential	0.25	0.091	110	200,000
Great Divide Basin Exploration Potential Total Estimates			315	338,000

9-4

In the opinion of the QP, the methods used and results of the exploration potential for the properties within the Jab/West Jab project area are reasonable and standard for the ISR industry. However, exploration potential does not meet the SEC standards identified in S-K 1300 to be considered mineral resources or mineral reserves and as such, there is no certainty that the exploration potential provided herein will be realized.

9.3	Limitations

As noted in previous sections, all of the data used for mineral resource estimates is from historic drill holes and core samples that were collected by previous owners of the properties. In some instances, the data is not in the possession of UEC, and therefore was not available for review and verification by the QP. In addition, due to the sheer quantity of data associated with the project areas, the QP was unable to review all of the data.

The QP visited all of the project areas with the exception of the Barge project area site due to surface access limitations.

9.4	QP’s Opinion on Data Adequacy

The QP finds the historic and more recent exploration data and the overall data adequacy to be reasonably sufficient for applying QA/QC techniques and verifying the legitimacy of the data incorporated into this TRS. The QP has reviewed past Technical Resource Reports and studies. The significant delineation and production drilling conducted at the Irigaray and Christensen Ranch project areas has repeatedly shown that exploration drilling data can be verified in a production scenario.

9-5

10.0	MINERAL PROCESSING AND METALLURGICAL TESTING

10.1	Summary of Properties

UEC plans to use an ISR mineral extraction process to recover uranium from the host sandstone formations in the project areas. UEC will employ a leaching solution (lixiviant), composed of an oxidant and sodium bicarbonate, to bring the uranium to the surface through a series of injection and recovery wells.

The proposed mineral processing for the Project is the same as is currently being used or proposed at other ISR operations in Texas, Nebraska, New Mexico, and Wyoming. The processes for ISR are typically the following:

●	Wellfields for injection of the lixiviant solution and recovery of the uranium which is pumped to the surface by recovery wells and then to a satellite plant;

●	Processing in a satellite plant, which recovers dissolved uranium through an IX circuit onto resin, and transportation of the loaded resin to a CPP; and

●	Further processing in a CPP includes the following:

o	Elution Circuit to remove the uranium from the IX resins and produce a rich eluate;

o	Yellowcake circuit to precipitate the uranium as yellowcake from the rich eluate; and

o	Yellowcake dewatering, drying, and packaging circuit to filter, dry, and package the yellowcake for shipment.

UEC has not performed any metallurgical testing in the project areas since acquiring them.

A summary of the mineral processing and metallurgical testing conducted for the project areas is included in Table 10-1.

Table 10-1.         Project Area Mineral Processing and Metallurgical Testing Summary

Project Area	Notes
Irigaray/Christensen Ranch

Both the Irigaray and Christensen Ranch project areas have had extensive ISR uranium production. Irigaray produced some 0.74 million pounds U3O8 from 1978 until 2000 and Christensen Ranch produced some 3.7 million pounds U3O8 from 1989 until 2000 and approximately 6.5-million pounds in total. There is an existing CPP at Irigaray and an existing satellite IX plant at Christensen Ranch.

Moore Ranch

In 2008, Uranium One contracted with Energy Laboratories of Casper, Wyoming to perform agitation leach tests on Moore Ranch cores. The tests were performed on samples from two core holes and utilized sodium bicarbonate (2 g/L NaHCO3) as the source of the carbonate complexing agent and hydrogen peroxide (0.5 g/L H2O2) was added as the uranium oxidizing agent. The tests were conducted at ambient pressure. Uranium recoveries from the core samples were 82.1% and 87.6%, averaging 84.8% (WWC, 2019a).

Reno Creek	The mineral processing and metallurgical testing completed at the Reno Creek project area is described in detail in the Reno Creek TRS, which was current as of December 31, 2021 (WWC, 2022).

10-1

Table 10-1.         Project Area Mineral Processing and Metallurgical Testing Summary (Continued)

Project Area	Notes
Ludeman

No recent mineral processing or metallurgical testing has been conducted on material from the Project or in-situ; however, Chapter 9.1 describes two successful pilot plant studies that were conducted by previous owners.

Allemand-Ross	No recent mineral processing or metallurgical testing has been conducted on material from the project area or in-situ.
Barge

Mineralized material in the vicinity of the project area was mined by open pit methods and recovered by conventional mineral processing. In addition, testing by Rocky Mountain Energy of ISR at the Bear Creek mine utilized acidic lixiviant in various concentrations ranging from 5 to 12 mg/L H2SO4. The average uranium content in the effluent ranged from 50 to 80 ppm. The report recommends a lixiviant concentration of 3 mg/L H2SO4. Porosity in the sand of the Wasatch Formation was 28%. However, alkaline lixiviants commonly used in ISR were not tested (BRS, 2019a).

Jab/West Jab

Metallurgical testing of core samples from the Jab property was completed by UCC in 1981. These studies were based on the development of an acid leach using an on-site heap leach. Bench scale tests concluded that 95% recovery could be achieved using 35 lbs. of H2SO4 per ton of mineralized material as a lixiviant with 4 lbs. per ton of mineralized material NaClO3 as an oxidant. The study recommended using 85% recovery and 45 lbs per ton H2SO4 for feasibility purposes. Alkaline lixiviants commonly used in ISR were not tested. Hydrological studies completed in 1984 indicate that, except for the RD mineralized area, the geohydrological setting of the Jab/West Jab project area is suitable of ISR (BRS, 2019b).

10.2	QP’s Opinion on Data Adequacy

The QP considers the metallurgical and physical test work and results to date to be adequate to support general process design and selection. Pump testing and core analysis demonstrate that the aquifers have sufficient porosity, permeability, and transmissivity to support ISR operations, in the project areas where these data have been collected. Equilibrium testing demonstrates that, in general, positive equilibrium exists which indicates that uranium is present where gamma data suggest it is present and at the grade indicated by the probe data. Laboratory leach testing demonstrates that the uranium can be solubilized using a carbonate and oxygen based lixiviant, where these data have been collected.

10-2

11.0	MINERAL RESOURCE ESTIMATES

11.1	Mineral Resource Assumptions and Parameters Applied to Each Project Area

The following key assumptions were used for resource estimates, unless otherwise noted:

●	Resources are located in permeable and porous sandstones; and

●	Resources are located below the water table.

Mineral resource estimation methods used for the project areas include the GT contour method and the Delaunay Triangulation Method. Each method is briefly discussed below.

The GT Contour method is one of the most widely used and dependable methods to estimate resources in uranium roll-front deposits. The basis of the GT Contour Method is the GT (grade x mineralized thickness) values, which are determined for each drill hole using radiometric log results and a suitable GT cutoff below which the GT value is considered to be zero. The GT values are then plotted on a drill hole map and GT contours are drawn accordingly using roll-front data derived from cuttings and the nature of the gamma anomalies. The resources are calculated from the area within the GT contour boundaries considering the disequilibrium factor and the ore zone density. The GT Contour method was used to estimate the resources at all the project areas except for the Reno Creek project area.

The Delaunay Triangulation Method was used for resource estimation at the Reno Creek project area and is described in detail in the Reno Creek TRS (WWC, 2022).

The resource estimate methods, general parameters, and mineralized cutoffs used at the project areas are summarized in Table 11-1.

Table 11‑1:         Methods, Parameters, and Cutoff Summary by Project Area

				Cutoff Parameters
Project Area	Mineral Resource Estimation Method	Disequilibrium Factor	Bulk Density (ft.3/Ton)	Min. Grade (% U3O8)	Min. Thickness (ft.)	Min. GT
Irigaray	GT Contour Method	1.0	17.0	0.04	2	0.25
Christensen Ranch	GT Contour Method	1.0	17.0	0.04	2	0.25
Moore Ranch	GT Contour Method	1.0	16.0	0.02	2	0.30
Reno Creek	Delaunay Triangulation Method	1.0	17.0	0.01	1	0.20
Ludeman	GT Contour Method	1.0	17.0	0.02	2	0.25
Allemand-Ross	GT Contour Method	1.0	16.0	0.02	-	0.25
Barge	GT Contour Method	1.0	16.0	0.02	-	0.25
Jab/West Jab	GT Contour Method	1.0	16.0	0.02	-	0.25
Note:	Cutoff parameters are discrete and therefore the GT cutoff is not necessarily the product of cutoff grade and cutoff thickness.

11-1

11.1.1	Reasonable Prospects of Economic Extraction

Based on the depths of mineralization, average grade, thickness, and GT, it is the QP’s opinion that the mineral resources of the project areas can be recoverable by ISR methods using a long-term uranium price of $40/lb. The cutoffs were determined separately for each project area with the unique aspects of each project area taken into consideration.

Uranium does not trade on the open market and many of the private sales contracts are not publicly disclosed. UEC used $40/lb as the forecast uranium price for the Project. This is based on: 1) the long-term contract price at the end of February 2022, which was $43.88/lb. from Cameco’s combination of Ux Consulting (UxC) and Trade Tech reports (Cameco, 2022), 2) the spot price at the end of February 2022 ($48.75/lb.), 3) UxC’s price forecast, and 4) UEC’s understanding of market expectations. Table 11-2 below contains the UxC uranium price forecast for Q4 of 2021.

Table 11-2:         UxC Q4 2021 Uranium Price Forecast ($/lb U3O8)

UxC Market Outlook Q4 2021	2021	2022	2023	2024	2025
UxC High Price Midpoint	$36.00	$46.37	$48.11	$52.13	$56.47
UxC Low Price Midpoint	$36.00	$40.02	$41.33	$42.59	$43.02
UxC Mid Price Midpoint	$36.00	$43.18	$44.14	$46.71	$48.39

In the opinion of the QP, $40/lb. is a conservative forecast price for the following reasons:

●	First, at the issuance date, both the long-term price and spot price are greater than $40/lb.

●

Second, new physical uranium investment vehicles were created in 2021 such as the Sprott Physical Uranium Trust (Sprott, 2021) and the upcoming physical uranium fund backed by Kazatomprom, the National Bank of Kazakhstan, and Genchi Global Ltd. (Yue Li, 2021) which effectively remove uranium supply from the market.

●	Third, the increasing demand for carbon free energy and global plans to construct new nuclear reactors (Murtaugh & Chia, 2021) will increase demand for uranium.

●

Finally, there has already been a steady increase in the uranium price for the last three years with a sharp rise to greater than $40/lb in the second half of 2021 due in part to increased demand from the Sprott Physical Uranium Trust. Due to recent volatility in the uranium market, the QP believes that a conservative forecast price is justified.

For the above reasons, the QP also believes that a $40/lb. price is considered reasonable by the QP for use in cutoff determination and to assess reasonable prospects for eventual economic extraction.

11.1.2	Confidence Classification of Mineral Resource Estimates

Measured, indicated, and inferred resource classifications at the project areas are defined by the density of the drill hole data. Higher drill hole densities allow more confidence in the shape and size of the interpreted mineral horizons. Table 11-3 details the resource classification criteria used in the resource estimates in each of the project areas.

11-2

Table 11-3:         Resource Classification Criteria by Project Area

Project Area	Distance Between Drill Hole Locations for Resource Classifications (ft)
	Measured	Indicated	Inferred
Irigaray	0 - 100	100 – 300	300 – 500
Christensen Ranch	0 - 100	100 – 300	300 – 500
Moore Ranch	0 – 70	70 – 200	200 – 400
Reno Creek	0 – 50	50 – 250	250 – 500
Ludeman	0 – 70	70 – 200	200 – 400
Allemand-Ross	0 – 70	70 – 200	200 – 400
Barge	-	50 – 100	-
Jab/West Jab	50 – 100	50 – 100	-

There are numerous reasons that mineralization was interpreted as measured resources within the project areas:

●

First, the drill hole spacing used to classify the measured resource is generally less than or equal to the 100 ft. well spacing in a typical production pattern, which enables a detailed wellfield design to be completed.

●

Second, as shown on the geologic cross sections (Figures 6-2a, 6-2b, and 6-4a), the sub-surface geology within the project areas is very well characterized with aquifers that correlate, consistent host sandstone intervals, and reliable aquitards across the resource areas.

●

Third, mineralization occurs along the redox interface and the oxidized sands have different coloration than the reduced sands. These color variations are visible in drill cuttings and are used to map the redox interface and to guide drilling and wellfield design.

●

Finally, historic production has occurred both commercially and through research and development facilities at the Irigaray, Christensen Ranch, Reno Creek and Ludeman project areas. Similarly, commercial production has been undertaken at the Lost Creek ISR Project which is also in the Battle Spring Formation just south of the Jab/West Jab project area, while commercial production at the Smith Highland Mine is just south of Allemand-Ross and Barge.

This combination of drill hole spacing, well known subsurface geology, well understood deposit model, successful production, and the variety of data collected lead WWC to conclude that the mineralization in areas with drill hole spacing tabulated above fit the definition for measured resources.

11.2	Site-by-Site Summaries

Cautionary Statement:

This Technical Report Summary is preliminary in nature and includes mineral resources. Mineral resources that are not mineral reserves do not have demonstrated economic viability. There is increased risk and uncertainty to commencing and conducting production without established mineral reserves which may result in economic and technical failure and may adversely impact future profitability.

11-3

Mineral resources were estimated separately for each of the project areas. The estimates of measured and indicated mineral resources for the Project are reported in Table 11-4 and estimates of inferred mineral resources are reported in Table 11-5.

11-4

Table 11‑4:         Project Area Measured and Indicated Resources Summary

Mineral Resource	GT Cutoff	Average Grade % eU3O8	Ore Tons (000s)	eU3O8 (lbs)
Irigaray
Measured	N/A	N/A	0	0
Indicated	0.25	0.076	3,881	5,899,000
Total Measured and Indicated	0.25	0.076	3,881	5,899,000
Christensen Ranch
Measured	N/A	N/A	0	0
Indicated	0.25	0.073	6,555	9,596,000
Total Measured and Indicated	0.25	0.073	6,555	9,596,000
Moore Ranch
Measured	0.30	0.060	2,675	3,210,000
Indicated	N/A	N/A	0	0
Total Measured and Indicated	0.30	0.060	2,675	3,210,000
Reno Creek
Measured	0.20	0.043	14,990	12,920,000
Indicated	0.20	0.039	16,980	13,070,000
Total Measured and Indicated	0.20	0.041	31,970	25,990,000
Ludeman
Measured	0.25	0.094	2,674	5,016,900
Indicated	0.25	0.088	2,660	4,696,900
Total Measured and Indicated	0.25	0.091	5,334	9,713,800
Allemand-Ross
Measured	0.25	0.085	246	417,000
Indicated	0.25	0.066	32	42,400
Total Measured and Indicated	0.25	0.083	278	459,400

11-5

Table 11‑4:         Project Area Measured and Indicated Resources Summary (Continued)

Mineral Resource	GT Cutoff	Average Grade % eU3O8	Ore Tons (000s)	eU3O8 (lbs)
Barge
Measured	N/A	N/A	0	0
Indicated	0.25	0.051	4,301	4,361,000
Total Measured and Indicated	0.25	0.051	4,301	4,361,000
Jab/West Jab
Measured	0.25	0.072	1,621	2,335,000
Indicated	0.25	0.077	253	392,000
Total Measured and Indicated	0.25	0.073	1,874	2,727,000
Project Totals
Measured			22,206	23,898,900
Indicated			34,662	38,057,300
Total Measured and Indicated			56,868	61,956,200

Notes:

1 Sum of measured and indicated tons and lbs may not add to the reported total due to rounding.

2 Measured and indicated mineral resources as defined in 17 CFR § 229.1300.

3 Resources are reported as of December 31, 2021.

4 All reported resources occur below the static water table.

5 The point of reference for mineral resources is in-situ at the Project.

6 Mineral resources that are not mineral reserves do not have demonstrated economic viability.

11-6

Table 11‑5:         Project Area Inferred Resources Summary

Mineral Resource	GT Cutoff	Average Grade % eU3O8	Ore Tons (000s)	eU3O8 (lbs)
Irigaray
Inferred	0.25	0.068	104	141,000
Christensen Ranch
Inferred	N/A	N/A	0	0
Moore Ranch
Inferred	0.30	0.047	46	43,700
Reno Creek
Inferred	0.20	0.039	1,920	1,490,000
Ludeman
Inferred	0.25	0.073	866	1,258,000
Allemand-Ross
Inferred	0.25	0.098	1,275	2,496,000
Barge
Inferred	N/A	N/A	0	0
Jab/West Jab
Inferred	0.25	0.060	1,402	1,677,000
Project Inferred Totals
Inferred			5,613	7,105,700

Notes:

1 Sum of inferred tons and lbs may not add to the reported total due to rounding.

2 Inferred mineral resources as defined in 17 CFR § 229.1300.

3 Resources are reported as of December 31, 2021.

4 All reported inferred resources except Jab/West Jab occur below the static water table. The inferred resources at Jab/West Jab occur above the water table and may not be amenable to ISR.

5 The point of reference for mineral resources is in-situ at the Project.

6 Mineral resources that are not mineral reserves do not have demonstrated economic viability.

11-7

11.3	Uncertainties (Factors) That May Affect the Mineral Resource Estimate

Factors that may affect the mineral resource estimate include:

●	Assumptions as to forecasted uranium price;

●	Changes to the assumptions used to generate the GT cutoff;

●	Changes to future commodity demand;

●	Variance in the grade and continuity of mineralization from what was interpreted by drilling and estimation techniques;

●	Density assignments; and

●	Changes to the continued ability to access the site, retain mineral and surface rights titles, maintain environment and other regulatory permits, and maintain the social license to operate.

Mineral resource estimation is based on data interpretation and uses a limited number of discrete samples to characterize a larger area. These methods have inherent uncertainty and risk. Three elements of risk are identified for the Project.

Grade interpretation methods: interpreted to be low to moderate risk. Automated grade estimates depend on many factors and interpretation methods assume continuity between samples. A risk exists that a grade estimate at any three-dimensional location in a deposit will differ from the actual grade at that location when it is mined;

Geological definition: interpreted to be a moderate risk. The geological roll-front interpretation by the UEC geologists was checked using several automated techniques. The host units are relatively flat-lying, but there is a possibility of miscorrelation of a horizon when multiple closely spaced intercepts are present. A few uncertain roll-front interpretations were noted. Some of the interpretations were revised, but additional work is needed to ensure a remaining small percentage of interpretations are verified.

Continuity: interpreted to be low risk. The QP and coworkers supervised by the QP reviewed multiple maps, drilling records, and prior work at the Project that demonstrate and confirm the continuity of the roll-fronts within the Project.

Mineral resources do not have demonstrated economic viability, but they have technical and economic constraints applied to them to establish reasonable prospects for economic extraction. The geological evidence supporting indicated mineral resources is derived from adequately detailed and reliable exploration, sampling, and testing, and is sufficient to reasonably assume geological and grade continuity. The measured and indicated mineral resources are estimated with sufficient confidence to allow the application of technical, economic, marketing, legal, environmental, social and government factors to support mine planning and economic evaluation of the economic viability of the Project.

The inferred mineral resources are estimated on the basis of limited geological evidence and sampling; however, the information is sufficient to imply, but not verify, geological grade and continuity. The QP expects that the majority of the inferred mineral resources could be upgraded to indicated mineral resources with additional drilling.

11-8

11.4	QP Opinion on the Mineral Resource Estimate

In the opinion of the QP, it is virtually impossible that all issues relating to relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with future work. However, the work undertaken on the Project to date, both through historical in-situ and recent laboratory testing demonstrates that uranium can be extracted using common industry methods and standard leaching technology. Further, through work conducted in support of receiving regulatory authorization, UEC has demonstrated that the host sandstones have the hydraulic properties required for in-situ extraction with adequate confinement by overlying and underlying intervals. Finally, the host sandstones of the Wasatch and Fort Union Formations have been mined in the PRB since the 1970s using ISR technology with many millions of lbs extracted under similar conditions to those of the project areas.

11-9

12.0	MINERAL RESERVE ESTIMATES

This Chapter is not relevant to this TRS.

12-1

13.0	MINING METHODS

This Chapter is not relevant to this TRS.

13-1

14.0	PROCESSING AND RECOVERY METHODS

This Chapter is not relevant to this TRS.

14-1

15.0	INFRASTRUCTURE

This Chapter is not relevant to this TRS.

15-1

16.0	MARKET STUDIES

This Chapter is not relevant to this TRS.

16-1

17.0	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

This Chapter is not relevant to this TRS.

17-1

18.0	CAPITAL AND OPERATING COSTS

This Chapter is not relevant to this TRS.

18-1

19.0	ECONOMIC ANALYSIS

This Chapter is not relevant to this TRS.

19-1

20.0	ADJACENT PROPERTIES

The Irigaray, Christensen Ranch, Moore Ranch, Reno Creek, Ludeman, Allemand-Ross, and Barge project areas are located in the PRB of northeast Wyoming. The projects lie in the center of one of the most prolific uranium producing regions for ISR in Wyoming. The region is home to three producing ISR operations: Cameco’s Smith Ranch/Highland project; Energy Fuels Nuclear, Inc.’s Nichols Ranch project; and Strata Energy’s Ross project. Although Anfield Energy Inc.’s Charlie Project is not fully permitted or currently operating, it is a significant property due to its proximity to the Christensen Ranch project area.

The Jab/West Jab project area is located in the GDB of southwest Wyoming. Two significant uranium projects that are adjacent include Ur-Energy Inc.’s Lost Creek Uranium Project and Rio Tinto’s Sweetwater Uranium Mill.

Table 20-1 presents the status of significant uranium ISR projects in the PRB and GDB.

Table 20-1:         Significant Uranium Projects in the Powder River and Great Divide Basins

Company	Project	Basin	Distance to Nearest TRS Project Area (miles)	Status	CPPs	Satellites	Licensed Capacity (million lbs)
Cameco	Smith Ranch/Highland	Powder River	2.0	Care and Maintenance	1	5	5.5
Energy Fuels	Nichols Ranch	Powder River	3.8	Care and Maintenance	1	2	2
Anfield Energy	Charlie Project	Powder River	0	Permitting	0	0	-
Strata	Ross Project	Powder River	66.2	Operating	0	1	3
Ur-Energy	Lost Creek	Great Divide	7.4	Operating	1	0	2.2
Rio Tinto	Sweetwater	Great Divide	11.4	Care and Maintenance	1	0	4.1

The QP has not verified the information from the adjacent properties. In addition, this information is not necessarily indicative of the mineral resources for the project areas. The data presented above has been sourced from public information obtained from company, state, and federal websites.

20-1

21.0	OTHER RELEVANT DATA AND INFORMATION

To the QP’s knowledge, there is no additional information or explanation necessary to make this TRS understandable and not misleading.

21-1

22.0	INTERPRETATION AND CONCLUSIONS

This independent TRS for the Project has been prepared in accordance with the guidelines set forth in S-K 1300. Its objective is to disclose the mineral resources at the Project.

22.1	Conclusions

Based on the density of drilling, continuity of geology and mineralization, testing, and data verification, the mineral resource estimates meet the criteria for measured, indicated, and inferred mineral resources as shown in Tables 11-4 and 11-5.

Assumptions regarding uranium prices, mining costs, and metallurgical recoveries are forward-looking and the actual prices, costs, and performance results may be significantly different. The QP is not aware of any relevant factors which would materially affect the mineral resource estimates. Additionally, the QP is not aware of any environmental, regulatory, land tenure or political factors that will materially affect the Project from moving forward to mineral resource recovery operations.

The QP has weighed the potential benefits and risks presented in this TRS and has found the Project to be potentially viable and meriting further evaluation and development.

22.2	Risks and Opportunities

This TRS is based on the assumptions and information presented herein. The QP can provide no assurance that recovery of the resources presented herein will be achieved. Bench-scale tests have been performed on various core samples from the Project. The most significant potential risks to recovering the resources presented in this TRS will be associated with the success of the wellfield operation and recovery of uranium from the targeted host sands. The amount of uranium ultimately recovered from the Project is subject to in-situ wellfield recovery processes that can be impacted by variable geochemical conditions.

UEC has not completed a Pre-feasibility nor a Feasibility study to apply detailed capital and operational expenditures to the Project. Since these studies have not been completed for the Project, there has not been a formal demonstration of economic and technical capability. Therefore, since mineral resources are not mineral reserves and do not have demonstrated economic value there is uncertainty in the Project achieving acceptable levels of mineral resource production with a positive economic outcome. However, in spite of this fact, it is the QPs opinion that the Project risks are low since UEC has fully permitted the Project to the point at which construction and operations can commence within specific project areas.

In addition, the Project is located in a state where ISR projects have been and are operated successfully. The ISR mining method has been proven effective in the geologic formations at the Project as described herein.

The Project is located in sparsely populated areas in Campbell County, Johnson County, Converse County, Fremont County, and Sweetwater County in northeast and central Wyoming, USA. Electrical power and major transportation corridors (Interstate 25, Wyoming State Highway 387, and Wyoming State Highway 287) are located within or near the project areas. Thus, the basic infrastructure necessary to support an ISR mining operation – power, water, and transportation, are located within reasonable proximity of the project areas.

22-1

There are some inherent risks to the Project similar in nature to mining projects in general and more specifically to uranium mining projects.

●

Market and Contracts – Unlike other commodities, most uranium does not trade on an open market. Contracts are negotiated privately by buyers and sellers. Changes in the price of uranium can have a significant impact on the outcome of the Project.

●

Uranium Recovery and Processing – This TRS is based on the assumptions and information presented herein. The QP can provide no assurance that recovery of the resources presented herein will be achieved. Bench-scale tests have been performed on various core samples from the Project. The most significant potential risks to meeting the production results presented in this TRS will be associated with the success of the wellfield operation and recovery of uranium from the targeted host sands.

●

Wellfield Operations – Reduced hydraulic conductivity in the formation due to chemical precipitation during production, lower natural hydraulic conductivities than estimated, high flare and/or recovery of significant amounts of groundwater, the need for additional injection wells to increase uranium recovery rates, variability in the uranium concentration in the host sands and discontinuity of the mineralized zone confining layers are all potential issues that could occur. The risks associated with these potential issues have been minimized to the extent possible by delineation and hydraulic studies of the sites. These conditions could limit recovery of the mineral resources delineated across the Project.

●

Social and Political - As with any uranium project in the USA, there will undoubtedly be some social/political/environmental opposition to development of the Project. The Project sites are relatively remote. As such, there are very few people that could be directly impacted by the Project. Wyoming is known to be friendly to mining and has a well-established, robust regulatory framework. The Project has strong local support, including from nearby agriculture operations. While ever present with permitting projects, social, political, or environmental opposition to the Project is not likely to be a major risk.

22-2

23.0	RECOMMENDATIONS

The QP considers the scale and quality of the mineral resources determined by this TRS to indicate favorable conditions for future extraction from the Project.

The QP recommends that the mineral resources in this TRS be used for development of a Preliminary Feasibility Study. Estimated cost based on UEC hiring a third-party engineering firm is $120,000. Additionally, UEC should advance the baseline studies necessary to effectuate regulatory authorizations required to mine at the Allemand-Ross, Barge and Jab/West Jab, and portions of the Reno Creek project areas as the resources from these project areas become necessary to provide material to the Irigaray CPP. Estimated costs based on UEC hiring a third-party engineering firm is $400,000 per property. Finally, the QP recommends continuing to maintain federal lode claims, state, and private mineral leases along with surface use agreements to accommodate future oil and gas drilling and Project development.

23-1

24.0	REFERENCES

BRS, Inc. (BRS), 2019a; Barge Uranium Project, Mineral Resource NI 43-101 Technical Report, Amended and Restated, Converse County, Wyoming, USA; April 16, 2019, Published report for Uranium One Americas, Inc. by BRS, Inc.

BRS, Inc. (BRS), 2019b; Jab Uranium Project, Mineral Resource NI 43-101 Technical Report, Amended and Restated, Sweetwater County, Wyoming, USA; April 16, 2019, Published report for Uranium One Americas, Inc. by BRS, Inc.

Cameco, 2022, Uranium Price; 28 Feb 2022. Available on the internet as of March 2022: https://www.cameco.com/invest/markets/uranium-price

Conoco, Inc., 1980. Environmental Report for the Sand Rock Mill Project, Campbell County, Wyoming, Nuclear Regulatory Commission, Docket No. 40-8743. July, 1980.

Conoco, Inc., 1981. Progress Report for Project Phase II – 1980-81 Exploration Drilling and Progress Program Project Phase III – 1981-82. Internal Joint Venture Report, March 12, 1981.

Curtis, Jan and Kate Grimes, 2004. Wyoming Climate Atlas. Published by the University of Wyoming, March 2004.

Davis, J.F., 1969, Uranium Deposits of the Powder River Basin; Contributions to Geology, Wyoming Uranium Issue, Laramie, Wyoming: University of Wyoming. Vol. 8, No. 2.1. pp. 131–142.

Denson, N. M., James H. Dover, and Lee M. Osmonson, 1978. Lower Tertiary coal bed distribution and coal resources of the Reno Junction-Antelope Creek area, Campbell, Converse, Niobrara, and Weston counties, Wyoming. No. 960. US Geological Survey, 1978.

Dribus, J.R. and Nanna, R.F., 1982. National Uranium Resource Evaluation, Rawlins Quadrangle, Wyoming and Colorado. US Department of Energy, National Uranium Resource Evaluation.

Flores, R. M., and L. R. Bader 1999. “Fort Union coal in the Powder River basin, Wyoming and Montana: A synthesis.” US Geological Survey Professional Paper 1625 (1999): 49.

Flores, R. M 2004. “Coalbed methane in the Powder River Basin, Wyoming and Montana: an assessment of the Tertiary-Upper Cretaceous coalbed methane total petroleum system.” US Geological survey digital data series dds-69-c 2: 56.

Flores, R. M., Spear, B. D., Kinney, S. A., Purchase, P. A., & Gallagher, C. M, 2010. After a century-Revised Paleogene coal stratigraphy, correlation, and deposition, Powder River Basin, Wyoming and Montana (No. 1777). US Geological Survey.

Hazen Research, Inc., 1984, In-Situ Leach Simulations on Uranium Ores, Peterson Project, Converse County, Wyoming.

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Lemmers, J. and Smith, D., 1981. Idaho Claims Geologic Evaluation, Converse County, Wyoming. Internal Report for UNC Teton Exploration.

McKeel, B. K.; Love, J. D. & Crew, M. E., 1973. United States Energy Research and Development Administration.

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Yue Li, Y., 2021, No.1 Uranium Miner Backs Physical Fund in Nod to Robust Demand. Bloomberg News; 18 Oct 2021. Available on the internet as of December 2021: https://www.bloomberg.com/news/articles/2021-10-18/no-1-uranium-miner-backs-physical-fund-in-nod-to-robust-demand

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25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

For this TRS, the QP has relied on information provided by UEC regarding property ownership, title, and mineral rights in light of reviews by mineral title specialists retained by UEC; regulatory status and environmental information including liabilities on the Project; and estimated commodity sales prices. Additionally, this TRS was prepared by the QP with reliance on reports and information from others as cited throughout this TRS and as referenced in Chapter 11.0 and Chapter 24.0.

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26.0	DATE AND SIGNATURE PAGE

CERTIFICATE OF AUTHOR

Western Water Consultants, Inc., d/b/a WWC Engineering (WWC), of 1849 Terra Avenue, Sheridan, Wyoming, USA do hereby certify that:

●	WWC is an independent, third-party engineering firm comprised of mining experts, such as professional geologists, professional mining engineers and certified environmental scientists.

●

WWC has read the definition of “qualified person” set out in S-K 1300 and certify that by reason of education, professional registration, and relevant work experience, WWC professionals fulfill the requirements to be a “qualified person” for the purposes of S-K 1300.

Western Water Consultants, Inc., d/b/a WWC Engineering

(“Signed and Sealed”) Western Water Consultants, Inc.

March 31, 2022

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